EXHIBIT 99.1

ALLIED SECURITY HOLDINGS LLC
2004 ANNUAL REPORT ON FORM 10-K

i

PART I

Item 1.    Business.

Overview

William C. Whitmore, Jr., our current President and CEO, and President and COO since 1990, joined SpectaGuard, Inc. in 1981. In 1998, Albert J. Berger, our current Chairman and former CEO, teamed with Gryphon Partners to form SpectaGuard Acquisition LLC ("SpectaGuard") to acquire SpectaGuard, Inc., which had served the contract security officer needs for corporate customers primarily in the Philadelphia and Boston metropolitan markets. Gryphon Partners, along with Messrs. Berger and Whitmore, set out to consolidate the highly fragmented and largely under-managed U.S. contract security officer industry and acquired Effective Security, Inc., a provider of contract security officer services to the New York metropolitan market, in 1998. We then acquired AS Acquisition Corp. in 2000. AS Acquisition Corp., which had been operating under the brand name Allied Security since its founding in 1957, was a premier national provider of contract security officer services to customers in more than 38 states. Our combined business began operating under the name Allied Security and was reorganized around seven vertical market segments: high-rise office buildings, corporate complexes, shopping malls, financial institutions, universities, hospitals and industrial complexes. Additionally, we successfully completed the integration of these companies onto a single management information system during 2000. In February 2003, SpectaGuard was acquired by MacAndrews & Forbes Holdings Inc., formerly known as Mafco Holdings Inc. (together with certain of its affiliates, "Mafco"), for approximately $263.6 million. We subsequently acquired Professional Security Bureau, Ltd. ("PSB") in December 2003 for approximately $45.8 million and, in March 2004, acquired certain assets and liabilities of Security Systems, Inc. ("SSI") for approximately $10.6 million, subject to certain adjustments. In August 2004, we acquired Barton Protective Services Incorporated ("Barton") for $181.0 million, subject to certain adjustments (the "Barton Acquisition"). Simultaneously with the closing of the Barton Acquisition, we consummated transactions whereby Allied Security Holdings LLC ("Allied Holdings" and, together with its subsidiaries, "Allied"), which was formed in connection with the Barton Acquisition and related financings, became the sole member of SpectaGuard (and the members of SpectaGuard became the members of Allied Holdings). We operate under the name "Allied Security" and "Barton Protective Services" nationally, as well as under the commonly known name of "AlliedBarton", and also as "SpectaGuard" and "Professional Security Bureau" in the northeast region of the United States.

We offer premium contract security officer services to quality-conscious customers in seven vertical markets throughout the United States: high-rise office buildings, corporate complexes, shopping malls, financial institutions, universities, hospitals and industrial sites. We are responsible for recruiting, screening, hiring, training, uniform outfitting, scheduling and supervising our security officers. Our security officers work on-location at our customers' sites and their responsibilities include deterring, observing, detecting and reporting perceived, potential or actual security threats. In addition, we provide contract employees for toll collection services to the State of Florida Department of Transportation, or FDOT. Currently, we employ approximately 37,300 security officers and toll collectors. As of December 31, 2004, we provided contract security officer services to over 2,000 clients, including more than 100 of the Fortune 500 companies, in 41 states and the District of Columbia.

We strive to ensure customer satisfaction by placing several levels of customer relationship managers in direct, ongoing contact with our customers so they can promptly and effectively anticipate and respond to the needs of customers and security officers. Our sales and marketing efforts are designed to focus on quality-conscious customers located primarily in urban centers and other concentrated business districts in major metropolitan areas and select suburban areas with a high density of businesses. Our experience is that many businesses in these markets desire high-quality security officer services and choose service quality over service price.

We aim to provide high-quality and cost-effective contract security officer services to our customers. We encourage the retention of our security officers and control our operating expenses through effective management of the hiring process, including extensive candidate screening, training and development. We believe that we offer one of the most comprehensive training programs in the contract security officer industry, which includes multiple levels focused on both mandatory and voluntary programs. We believe these processes offer us a competitive advantage by fostering an employee culture that emphasizes personal career development and provides rewards for long-term quality service. Additionally, we offer a competitive compensation package to our security officers, including paid holidays and vacations, a 401(k) plan and medical, dental and life insurance benefits. We believe that our premium wage and benefits package contributes to a favorable turnover rate for our security officers as compared to industry averages.

Our low security officer turnover rate decreases personnel-related costs, including recruiting, screening, training and uniform outfitting costs, and allows us to provide a higher overall level of service to our customers by providing a consistent security officer staff. The turnover rate for our security officers and toll collectors is currently approximately 57%.

Our Operations

We recruit, screen, hire, train, schedule and supervise security officers that are deployed at customer locations. We use market specific services for each of the vertical markets we target, such as bike patrols in shopping malls and universities, vehicle patrols of ATMs for financial institutions, escorts in shopping malls and vehicle patrols in corporate complexes. In addition, we provide contract employees for toll collection services to the FDOT.

We provide our security officers with badges and uniforms and are responsible for their compensation, including benefits, and for personnel administration. We also provide any required bonding or workers compensation insurance. We customarily charge a customer for our services based on an hourly billing rate for each of our employees who provide services to the customer, including security officers, site supervisors, on-site account managers and, in some cases, other management personnel.

Our typical customer contract may provide for an hourly billing rate used for all security officers at a site or variable hourly billing rates for different officers. Our standard customer contract is a one-year contract that can be terminated by either us or our customer on 30 days' notice at any time. Many of our larger contracts are multi-year and we have found that we are generally successful in negotiating adjustments to billing rates under our multi-year contracts on an annual basis.

Regional Management

Our operations are divided into 14 geographic regions, each of which is managed by a vice president/general manager responsible for developing and executing our regional business plan based on the demand, needs and competition in our regional markets. While each regional business plan is based on our overall corporate strategy, our regional general managers evaluate and recommend programs and initiatives designed to build success in their particular regional markets. The primary mission of the general manager, in all respects, is to follow through on our focus on customer service to ensure that client expectations are being met.

District Office Management

We employ approximately 74 district managers (excluding the FDOT), each of whom is responsible for the day-to-day management of the account managers, site supervisors and security officers in a particular district. Reporting to the general manager for the region, each district manager supervises account managers, payroll and billing, customer relations and the recruiting and training of security officers for the district.

Account Management

We provide each customer account with an account manager who services one or more accounts. We believe this practice differentiates us from many of our competitors, who do not provide this account manager service to the same degree that we do, and affords us the ability to efficiently and effectively provide our services to our quality-conscious customers.

Sales and Marketing

Our sales and marketing efforts are designed to focus on quality-conscious customers throughout the United States located primarily in city centers and other concentrated business districts in major metropolitan areas and select suburban areas with a high density of business. Within these areas, we concentrate our sales and marketing efforts on customers in our target vertical market segments. We focus on these vertical markets principally on the basis of our experience that many businesses in these markets desire high-quality security officer services, are conscious of the quality of services delivered and are less motivated by service price than service quality.

Our marketing and sales force consists of one senior vice president, regional vice presidents and a number of business development managers and support staff. Our marketing and sales force is organized at the regional level and at the district office level. Our key marketing vehicles are trade shows, security conferences, advertising, media publicity, our website, direct mail, direct solicitation and customer referrals.

Customers

As of December 31, 2004, we provided security services to over 2,000 clients in 41 states and the District of Columbia. We provide for security services at high-rise office buildings, corporate complexes, shopping malls, financial institutions, universities, hospitals and industrial sites located in the United States, including over 100 of the Fortune 500 companies. In addition, we provide contract employees for toll collection services in the State of Florida.

In 2004, no single customer represented more than 5% of our revenues, and the revenues from our 10 largest customers represented approximately 15.3% of our revenues, for fiscal 2004.

On a pro forma basis, assuming the Barton and SSI acquisitions occurred on January 1, 2004, no single customer would have represented more than 5% of our pro forma revenues, and the pro forma revenues from our 10 largest customers would have represented approximately 18.1% of our pro forma revenues, for fiscal 2004.

Employees

On December 31, 2004, we employed approximately 38,200 individuals, consisting of approximately 35,600 security officers, 1,700 contract toll collection employees, and approximately 900 branch and corporate managerial and administrative staff.

As of December 31, 2004, collective bargaining agreements cover approximately 3% of our employees. We believe that our relationships with our employees are good, and we have not experienced any work stoppages as a result of labor disputes.

Insurance

We believe that we maintain all appropriate forms of insurance, including comprehensive general liability, performance and crime bonding, professional liability, automobile coverage and $100 million of excess and umbrella coverage. Special coverage is sometimes added in response to unique customer requirements. We also maintain compliance with all state workers compensation laws. A certificate of insurance, which meets individual contract specifications, is made available to every customer.

Competition

The United States contract security officer industry is highly competitive but fragmented. According to a published report, there are over 5,000 contract security officer service providers nationwide, a large majority of which are relatively small, independent providers. Participants in the industry range from small local businesses generating less than $1.0 million in annual revenues to large nationwide companies with annual revenues in excess of $100.0 million.

We believe there are approximately ten security officer service companies that operate in multiple regions within the United States and have revenues in excess of $100.0 million per year. Our largest competitors include national contract security service providers such as Securitas, Wackenhut and Guardsmark. We also compete with numerous smaller regional and local security service providers in the United States.

We believe that the principal competitive factors in the security service market include:

•	the extent and quality of security officers including tenure;

•	supervision, recruiting, selection and training of security officers;

•	management quality and responsiveness;

•	ability to handle multiple sites nationwide; and

•	price in relation to the quality of service.

Government Regulation

We are subject to a large number of city, county and state occupational licensing laws and regulations governing the provision of private security services. Most states require business licensing, as well as licensing or registration of individual security officers, imposing minimum qualification standards and regulations governing training, identification, uniforms, badges, bonding and insurance. As required, we are licensed to provide private security services in each of the states in which we do business. We believe we are in substantial compliance with all relevant regulations and have not received notice of noncompliance which would have a material adverse affect upon the business. However, substantial noncompliance in a jurisdiction in which we operate could jeopardize our license to operate in that jurisdiction and/or subject us to fines.

Website Access to Reports

Our internet website is http://www.alliedbarton.com. We will make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission ("SEC").

Additional information required by Item 1 of Part I is incorporated by reference to the Consolidated Financial Statements filed with this Annual Report on Form 10-K and the notes thereto.

Item 2.    Properties.

Our principal executive offices are located at 3606 Horizon Drive, King of Prussia, Pennsylvania 19406. Our principal real estate consists primarily of our executive offices and district offices, with additional smaller offices to handle recruiting and other administrative functions in some areas. A significant number of these facilities are held under long-term operating leases, while others are held under short-term or month-to-month leases. As of December 31, 2004, we maintained 79 district and satellite offices nationwide (excluding the FDOT). All of these are leased and none are owned. We believe that if we were unable to renew the lease on any of these facilities, we would be able to lease other suitable facilities on commercially reasonable terms. We do not believe that any individual facility or lease is material to our total assets or our business.

Item 3.    Legal Proceedings.

We may be held liable for the negligent acts or misconduct of our agents or employees performed while on duty and in the course and scope of their employment. We experience a significant volume of claims and litigation asserting that we are liable for damages as a result of the conduct of our employees or others. Individuals may bring personal injury lawsuits against us seeking substantial damages based on alleged negligence or other theories of liability in our provision of security services, including with respect to injuries not directly caused by, or within the control of, our security officers. Under principles of common law, we can generally be held liable for wrongful acts or omissions to act of our agents or employees during the course, and within the scope, of their agency or employment with us.

In addition, many of our customer contracts contain provisions whereby we are contractually obligated to defend, indemnify and hold harmless our clients. The provisions vary from indemnification for our own negligence and misconduct to providing indemnification for any claims related to our services regardless of our fault. In a limited number of situations, we may also be required to indemnify our customers in cases of their own contributory negligence.

We maintain self-insurance programs and insurance coverage for this general liability risk, which we believe adequately insures us. We also seek to mitigate this risk exposure through indemnification or liability limitations in our contracts, analysis of customer facilities and implementation of programs for employee screening, training, supervision and safety and anonymous reporting by our employees. We believe that we have established adequate reserves for litigation liabilities in our consolidated financial statements. From time to time, we are involved in arbitrations or legal proceedings that arise in the ordinary course of business. We cannot predict the timing or outcome of these claims and proceedings. Currently, we are not involved in any arbitration and/or legal proceeding that we expect to have a material effect on our business, financial condition or results of operations. Exposure to litigation is inherent in our ongoing business and may harm our business in the future.

Item 4.    Submission of Matters to a Vote of Security Holders.

Not applicable.

PART II

Item 5.	Market for the Company's Common Equity, Related Security Holder Matters and Issuer Purchases of Equity Securities.

There is no established public trading market for any class of our membership interests. As of December 31, 2004, there were 890,985, 77,627 and 122,750 Class A, Class B and Class C units outstanding, respectively. Of the Class C units outstanding as of such date, 56,632 had vested and 66,118 remained unvested. All Class A, Class B and Class C units are non-voting.

We pay distributions to our members with respect to income tax that they owe on earnings that are allocated to them in accordance with our operating agreement. Our New Credit Facility (as defined below) restricts our ability to pay dividends or other distributions (other than the tax-related distributions referred to above and certain other limited exceptions) on our equity interests. The indenture governing the Notes also places certain restrictions on our ability to pay dividends and make other distributions (other than the tax-related distributions referred to above and certain other limited exceptions). Tax-related distributions were $2.3 million in 2003 and $0 for 2004.

Item 6.    Selected Financial Data.

The following table sets forth our selected consolidated statements of operations data for the years ended December 31, 2000, 2001, 2002, the period from January 1, 2003 to February 18, 2003, the period from February 19, 2003 to December 31, 2003 and the year ended December 31, 2004, and our selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002, February 18, 2003 and December 31, 2003 and 2004, and have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP ("EY"), an independent registered public accounting firm.

Our selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this Annual Report on Form 10-K.

	Predecessor (1)				Successor (1)
	Year Ended December 31,			Period From January 1, 2003 to February 18,	Period From February 19, 2003 to December 31,	Year Ended December 31,
	2000 (2)	2001 (2)	2002	2003	2003 (2)	2004 (2)
	(in thousands)
Consolidated Statement of Operations Data:
Revenues	$368,424	$450,474	$510,592	$70,419	$483,725	$873,401
Cost of revenues	307,374	374,210	425,221	59,568	402,509	736,775
	61,050	76,264	85,371	10,851	81,216	136,626
Branch and corporate overhead expenses (3)	40,940	48,169	52,036	11,119	48,014	83,588
Depreciation and amortization	14,210	16,073	14,566	1,447	15,587	26,301
Loss on early extinguishment of debt (4)	2,847	—	—	3,291	—	18,742
Initial public offering abandonment costs (5)	—	—	1,878	—	—	—
Operating income (loss)	3,053	12,022	16,891	(5,006)	17,615	7,995
Interest expense, net	12,756	13,909	12,062	6,190	15,581	31,385
Income (loss) before income tax expense (benefit), and discontinued operations	(9,703)	(1,887)	4,829	(11,196)	2,034	(23,390)

	Predecessor (1)				Successor (1)
	Year Ended December 31,			Period From January 1, 2003 to February 18,	Period From February 19, 2003 to December 31,	Year Ended December 31,
	2000 (2)	2001 (2)	2002	2003	2003 (2)	2004 (2)
	(in thousands)
Income tax expense (benefit) (6)	(437)	2,860	(544)	(1,421)	—	—
Income (loss) before discontinued operations	(9,266)	(4,747)	5,373	(9,775)	2,034	(23,390)
Loss from discontinued operations (7)	(572)	(767)	—	—	—	—
Net income (loss)	(9,838)	(5,514)	5,373	(9,775)	2,034	(23,390)
Preferred stock dividends (8)	(6,468)	(8,724)	—	—	—	—
Net income (loss) applicable to common shareholders/ members	$(16,306)	$(14,238)	$5,373	$(9,775)	$2,034	$(23,390)

	Predecessor							Successor
	Year Ended December 31,				Period From January 1, 2003 to February 18,		Period From February 19, 2003 to December 31,	Year Ended December 31,
	2000		2001	2002	2003		2003	2004
	(in thousands, except for per hour information)
Other Financial and Operating Data
EBITDA (9)	$17,263	(10)	$28,095	$31,457	$(3,559	)(10)	$33,202	$34,296	(10) (A)
Cash flows from operating activities	$2,268		$13,380	$29,136	$587		$21,790	$24,009
Capital expenditures	$4,578		$5,395	$5,712	$902		$6,064	$10,879
Security Officer:
Hours billed	25,945		30,306	32,458	4,351		29,487	51,708
Average bill rate per hour	$13.39		$14.46	$14.98	$15.22		$15.42	$15.54
Hours paid (11)	26,687		31,153	33,157	4,422		30,283	53,372
Average pay rate per hour	$9.38		$9.97	$10.30	$10.44		$10.59	$10.61

	Predecessor				Successor
	As of December 31,				As of February 18,	As of December 31,
	2000	2001	2002	2003	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$—	$1,696	$—	$8,102	$11,008
Accounts receivable, net	$56,211	$62,752	$53,046	$52,486	$65,438	$129,729
Total assets	$222,862	$216,835	$200,909	$196,208	$404,324	$641,364
Total debt	$117,727	$111,945	$90,885	$90,270	$181,662	$390,212
Total members'/stockholders' equity (12)	$33,368	$23,945	$26,022	$20,908	$130,205	$108,501

(1)	SpectaGuard was acquired by Mafco on February 19, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition by Mafco." Financial data presented herein for periods prior to and including February 18, 2003 relate to SpectaGuard prior to the Mafco transaction (the "Predecessor"). Financial data presented herein for periods beginning on and after February 19, 2003 relate to SpectaGuard after the Mafco transaction (the "Successor").

(2)	Our selected consolidated historical financial data includes the effect of the following business transactions, from and after the date of the transactions, as follows:

•	Year ended December 31, 2000: AS Acquisition Corp. acquired on February 29, 2000 for $105,500,000;

•	Year ended December 31, 2001: Electronics division sold during 2001 for $840,000;

•	Year ended December 31, 2003: PSB acquired on December 19, 2003 for $45,766,000; and

•	Year ended December 31, 2004: SSI, certain assets and liabilities, acquired on March 19, 2004 for $10,574,000 subject to certain adjustments; the Barton Acquisition on August 2, 2004 for $181,033,000 subject to certain adjustments.

(3)	An affiliate of Gryphon SpectaGuard Partners, L.P., the Predecessor's majority owner, charged the Predecessor an administrative fee for management services performed on its behalf and the Predecessor paid reimbursements for certain costs incurred in connection with those services. Fees and reimbursements for the years ended December 31, 2000, 2001, 2002 and the period from January 1, 2003 to February 18, 2003, totaled $854,000, $796,000, $851,000, and $188,000, respectively. As a result of the Mafco transaction, the Predecessor cancelled the agreement pursuant to which such amounts were paid, resulting in a termination fee of $2,680,000. In addition, certain members of management received transaction related compensation upon completion of the Mafco acquisition totaling $1,320,000.

(4)	In connection with the acquisition of AS Acquisition Corp. in February 2000, $52,334,000 of SpectaGuard's then existing debt was repaid, resulting in a loss of $2,847,000. In connection with the Mafco transaction in February 2003, $87,822,000 of SpectaGuard's then existing debt was repaid, resulting in a loss of $3,291,000. In connection with the Barton Acquisition in August 2004, $186,900,000 of our then existing debt was repaid, resulting in a loss of $18,742,000.

(5)	Expenses relate to an initial public offering which was withdrawn in December 2002.

(6)	The members of the Successor have elected to be treated as a partnership for both federal and state income taxes. Certain Predecessor subsidiaries were taxed under Subchapter C of the Internal Revenue Code. For additional detail, see the audited financial statements included elsewhere in this Annual Report on Form 10-K.

(7)	Pursuant to ABP No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements have been reclassified to reflect the sale of the Predecessor's electronics division for $840,000 during 2001.

(8)	Amounts represent accrued dividends related to Series A and Series B preferred shares of the Predecessor. The Series A and Series B preferred shares accrued dividends at the rates of 10% and 14%, respectively, compounded annually. The preferred shares and accrued dividends were repaid upon the acquisition of SpectaGuard by Mafco.

(9)	EBITDA is defined as income (loss) before discontinued operations, before interest expense, income taxes and depreciation and amortization. EBITDA is presented because we believe it is useful to investors as a widely accepted financial indicator of a company's ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by us to evaluate our operating performance.

EBITDA is not defined under United States generally accepted accounting principles, or GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which you should consider if you use these measures to evaluate our liquidity or financial performance. EBITDA does not include interest expense, which has required significant uses of our cash in the past and will require us to expend significant cash resources in the future. EBITDA also does not include income tax expense or depreciation and amortization expense, which may be necessary in evaluating our operating results and liquidity requirements or those of businesses we may acquire. Our management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or the business we may acquire. Our computation of EBITDA may not be comparable to other similarly titled measures provided by other companies, because all companies do not calculate this measure in the same fashion.

The following table reconciles income (loss) before discontinued operations, as presented above, to EBITDA:

	Predecessor					Successor
	Year Ended December 31,			Period From January 1, 2003 to February 18,		Period From February 19, 2003 to December 31,	Year Ended December 31,
	2000	2001	2002	2003		2003	2004
	(in thousands)
Reconciliation of Income (Loss) Before Discontinued Operations to EBITDA:
Income (loss) before discontinued operations	$(9,266)	$(4,747)	$5,373	$(9,775)		$2,034	$(23,390)
Interest expense, net	12,756	13,909	12,062	6,190		15,581	31,385
Income tax expense (benefit)	(437)	2,860	(544)	(1,421)		—	—
Depreciation and amortization	14,210	16,073	14,566	1,447		15,587	26,301
EBITDA	$17,263	$28,095	$31,457	$(3,559	)(10)	$33,202	$34,296	(10)(A)

(10)	Includes the effect of loss on early extinguishments of debt totaling $2,847,000 for the year ended December 31, 2000, $3,291,000 for the period from January 1, 2003 to February 18, 2003 and $18,742,000 for the year ended December 31, 2004.

(A)	EBITDA for the year ended December 31, 2004 as shown in this table does not include the historical results of operations of Barton and SSI prior to their respective acquisition dates on August 2, 2004 and March 19, 2004. In addition, such EBITDA figure does not include the expected annualized costs savings related to these acquisitions more fully described in our Registration Statement on Form S-4, and the prospectus included therein, filed with the SEC on January 14, 2005.

(11)	Hours paid generally exceed hours billed due to training and overtime hours incurred but not billable, per our customer contracts.

(12)	Mafco and certain of its affiliates, certain members of management and other investors contributed $116,915,000 of cash to us in February 2003 and an additional $10,000,000 of cash to us in May 2003. In December 2003, Mafco and certain of its affiliates, certain members of management and other investors contributed $7,500,000 of cash to us to partially fund the acquisition of PSB.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations.

The discussion and analysis of financial condition and results of operations are based upon financial statements which have been prepared in accordance with United States generally accepted accounting principles, and should each be read together with the applicable consolidated financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this Annual Report on Form 10-K.

This discussion contains certain statements of a forward-looking nature that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled "Risk Factors" in our filings with the SEC, actual results may differ materially from those anticipated by such forward-looking statements. See "Statement Regarding Forward-Looking Disclosure."

Overview

We offer premium contract security officer services to quality-conscious customers in seven vertical markets throughout the United States: high-rise office buildings, corporate complexes, shopping malls, financial institutions, universities, hospitals and industrial sites. We are responsible for recruiting, screening, hiring, training, uniform outfitting, scheduling and supervising our security officers. Our security officers work on-location at our customers' sites and their responsibilities primarily include deterring, observing, detecting and reporting perceived, potential or actual security threats. In addition, we provide contract employees for toll collection services to the State of Florida Department of Transportation. Currently, we employed approximately 37,300 security officers and toll collectors. As of December 31, 2004, we provided contract security officer services to over 2,000 clients, including more than 100 of the Fortune 500 companies, in 41 states and the District of Columbia.

Revenues

Our revenues are primarily generated from customer contracts wherein we are obligated to provide security officer services at agreed upon hourly billing rates to customers such as property management companies, corporations, financial institutions, universities, mall management companies and hospitals. Our standard customer contract is a one-year contract that can be terminated by either us or the customer on 30 days' notice at any time. We have found that we have generally been successful in extending these contracts and negotiating favorable adjustments to billing rates. Revenues from our contracts with the FDOT are generated in substantially the same manner in which we generate revenues from our security officers.

Our contract security officer revenues are dependent on our ability to attract and retain high-quality employees. We pay above average wage rates to our contract security officers and provide benefits which many of our competitors do not. In addition, we engage in extensive candidate screening, training and development which supports employee retention. The turnover rate for our security officers and toll collectors was approximately 57% for the year ended December 31, 2004, which compares favorably to our industry. This allows us to respond to our targeted customers who demand high-quality security officer services.

Cost of Revenues

Our largest operating expenses are payroll, payroll taxes and employee related benefits. We believe that we have higher wages and related payroll taxes and benefits costs than others in our industry due to our focus on attracting and retaining a highly qualified workforce. Our expenses also include workers compensation and general liability costs. The major components of cost of revenues are affected by general wage inflation, payroll tax increases and insurance premiums and related claim costs, most of which we have been able to pass on to our customers through bill rate increases.

Acquisition by Mafco

On February 19, 2003, Mafco, through its wholly-owned subsidiary SpectaGuard Holding Corporation, acquired the Predecessor, which included SpectaGuard and its wholly owned subsidiaries,

from Gryphon Partners II, L.P. ("Gryphon") and other minority owners for approximately $263.6 million. This purchase was funded through borrowings of $151.2 million and cash contributions of $116.9 million recorded as follows: $113.0 million from Mafco and its affiliates for Class A Units, $2.3 million from OCM Specta Holdings Inc. ("OCM") for Class A Units, $1.5 million from Blackstone SG Mezzanine Corp. ("Blackstone") for Class A units, and $0.1 million from members of our senior management for Class B and Class C units.

In connection with this transaction, a syndication of lending institutions underwrote $125,000,000 of Senior Secured Credit Facilities (the "Refinanced Senior Secured Credit Facilities"). The Refinanced Senior Secured Credit Facilities consisted of (i) a $20,000,000 5-year Revolving Credit Facility (the "Refinanced Revolver") and (ii) a $105,000,000 7-year Senior Term Loan Facility (the "Refinanced Senior Term Loan"). In addition, we issued at a discount Senior Subordinated Notes (the "Refinanced Senior Subordinated Notes") to affiliates of OCM and Blackstone with an aggregate face value of $50,000,000 for net proceeds of $46,156,000.

The Barton Acquisition

On May 12, 2004, SpectaGuard, BPS LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of SpectaGuard, Barton and Barton's shareholders (the "Shareholders") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which we acquired Barton through the merger of Barton with and into BPS LLC, with BPS LLC as the surviving limited liability company. Upon completion of the Barton Acquisition, on August 2, 2004, all shareholders of Barton, holders of vested stock options and holders of phantom stock units received merger consideration in an aggregate amount of $181.0 million in cash and BPS LLC changed its name to Barton Protective Services LLC. Also in connection with the closing of the Barton Acquisition, the members of SpectaGuard became the members of Allied Holdings (and Allied Holdings became the sole member of SpectaGuard) through the contribution of their Class A, Class B, and Class C units, as applicable, of SpectaGuard in exchange for an identical number of Class A, Class B and Class C units, as applicable, of Allied Holdings. The SpectaGuard Operating Agreement then in effect was terminated and the members of Allied Holdings entered into the current Operating Agreement, which contains provisions substantially similar to the Spectaguard Operating Agreement. The Barton Acquisition and the related financing transactions are referred to collectively as the "Transactions."

The Refinancing

Simultaneous with the closing of the Barton Acquisition on August 2, 2004, we entered into a new senior secured credit facility (the "New Credit Facility"). The New Credit Facility provides for (i) a $210.0 million six-year senior term loan (the "New Senior Term Loan") and (ii) a $50.0 million five-year revolver ("the "New Revolver") with certain sub-limits for letters of credit and swingline loans. In addition, we issued $180.0 million in aggregate principal amount of senior subordinated notes (the "Notes") which mature on July 15, 2011. We used initial borrowings under the New Credit Facility, together with the net proceeds from the offering of the Notes, to finance the purchase price for Barton, to repay amounts outstanding under the Refinanced Senior Secured Credit Facility, to redeem the then outstanding Refinanced Senior Subordinated Notes and to pay related fees, expenses and redemption premiums. We drew down the full amount of the New Senior Term Loan and none of the New Revolver in connection with the Transactions. As of August 2, 2004 and prior to giving effect to the Transactions, we had $125.0 million in term loans outstanding under the Refinanced Senior Secured Credit Facility, which term loans provided for interest at a rate of 7.50% per annum at such date. The Refinanced Senior Subordinated Notes comprised $50.0 million aggregate face value of senior subordinated notes due June 30, 2010 which provided for cash interest at 12.00% per annum and pay-in-kind interest at 3.00% per annum, each payable quarterly, and $10.5 million aggregate face value of senior subordinated notes due June 30, 2010 which provided for cash interest at 12.00% per annum and pay-in-kind interest at 4.25% per annum, each payable quarterly. We had $61.9 million principal outstanding, including paid-in-kind interest, of Refinanced Senior Subordinated Notes as of August 2, 2004 prior to the redemption of the Refinanced Senior Subordinated Notes.

Other Recent Acquisitions

Acquisition of Certain Assets and Liabilities of Security Systems, Inc.

On March 19, 2004, we acquired certain assets and liabilities of SSI, including the rights to perform under SSI's customer contracts, for $10.6 million, subject to certain post-closing adjustments, a portion of which was settled in September 2004. Prior to the SSI acquisition, SSI was a provider of high-quality contract security services to universities and corporate customers primarily in Boston. The SSI acquisition was funded through the issuance of a $7.5 million term loan which was permitted as a delayed draw under the Refinanced Senior Secured Credit Facility.

In connection with the SSI acquisition, we implemented a cost reduction plan to reduce headcount in corporate and branch administrative functions and exit duplicative facilities. As of March 31, 2004, this cost reduction plan was complete.

Acquisition of Professional Security Bureau, Ltd.

On December 19, 2003, we acquired all of the outstanding common shares of PSB, a provider of high-quality contract security services to corporate customers primarily within the same northeast United States region as certain of our operations. The cost of the acquisition was subject to a working capital purchase price adjustment, which was settled in February 2004. The cost of the acquisition (exclusive of financing costs) was approximately $45.8 million.

The PSB acquisition was funded through aggregate borrowings of $40.5 million and cash contributions of $7.5 million. The Refinanced Senior Secured Credit Facility was amended and restated to provide for an additional $30.0 million senior term loan and an additional $10.0 million of availability under the Refinanced Revolver. In addition, we issued $10.5 million of additional Refinanced Senior Subordinated Notes due June 30, 2010 to OCM Mezzanine, Blackstone Mezzanine and Blackstone Holdings. The Refinanced Senior Secured Credit Facility and the Refinanced Senior Subordinated Notes were refinanced as part of the Transactions. See "The Barton Acquisition—The Refinancing."

In connection with this transaction, we adopted a formal plan to terminate certain PSB employees, exit duplicative PSB office facilities and reduce certain other corporate and branch administrative expenses. We accrued $1.3 million of costs related to severance-related benefits and lease termination costs. As of December 31, 2004, the severance-related portion of the plan was complete.

Basis of Presentation and Critical Accounting Policies

Revenues

Revenues are recorded on an accrual basis through client billings. Billings are based on client contracts, which generally include a markup on wages paid or a stated bill rate for hours worked. The vast majority of customers are billed a rate for hours worked which includes wages and benefits. In certain cases, clients require specific items be excluded from the billed rate, such as medical benefits, vehicle leases and maintenance. In those cases, these items are billed separately, in certain cases with a negotiated markup and in other instances at cost as incurred. Clients are billed on a weekly, biweekly, monthly or quarterly basis.

Cost of Revenues

The direct cost of revenues is primarily comprised of direct labor, related payroll taxes, medical and life benefits and workers compensation and liability insurance. All security officers and account manager payroll and payroll related expenses are classified as cost of revenues. Wages paid include regular pay, bonus, overtime, vacation, training, holiday and sick time. The total hours paid normally exceed total hours billed mainly due to overtime and training time, which is generally not billable.

Medical benefit costs are based on self-insured plans, which cover the majority of our workforce, and premium-based plans. The self-insured medical costs are recorded by applying internal estimates based on actual claims history. The premium-based plan costs are charged based on actual premiums paid. Workers compensation and liability insurance costs are recorded by applying historical rates based on actual claims history and premium and administrative costs. The estimated charge covers all premiums, loss fund payments, claims and administrative costs. These charges are monitored closely against established reserves.

Branch and Corporate Overhead Expense

Branch overhead expense includes all salaries, salary related expenses, benefits and travel and entertainment costs paid to branch level employees. Branch administrative personnel typically include division presidents, vice president/general managers, district managers, security directors and administrative staff. Other primary branch overhead expenses include rent, classified advertisements, office expenses and bad debt reserves. Corporate overhead expense includes all expenses related to our headquarters, salaries and related expenses, including benefits, commissions, bonuses, travel and entertainment costs, rent, marketing costs, professional and consulting fees, and office expenses.

Depreciation and Amortization Expense

Depreciation expense consists of depreciation of uniforms, furniture and fixtures, computers and automotive equipment. Amortization consists of the amortization of the value of the customer lists related to the Mafco, PSB and SSI acquisitions and the Barton Acquisition. It also includes the amortization of noncompetition covenants. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Intangible Assets" ("SFAS No. 142"), goodwill is not amortized.

Interest Expense

Interest expense consists of the cost of interest related to our New Senior Term Loan, Notes and related discount, New Revolver and insurance premium financing. It also includes amortization of deferred financing fees and the accretion of liabilities related to due to affiliate and noncompetition covenants.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following are critical accounting policies that we believe require us to make significant estimates and judgments. Actual results may differ from these estimates under different assumptions or conditions.

Accounts Receivable Reserve.    Our customers are located throughout the United States. We grant credit to our customers and generally do not require collateral. We maintain an allowance for doubtful accounts which management believes to be sufficient to cover potential credit losses and estimated billing adjustments. Management reviews the components of their accounts receivable balance on a monthly basis and performs additional detail review on a quarterly basis. This process includes an analysis of specific reserves required based upon known credit collection issues and potential reserve adjustments as well as a general reserve percentage for all other receivables based on our experience of historical write-off amounts.

Insurance Reserves.    We maintain insurance coverage for worker's compensation, medical claims and general liability. Reserves have been provided for certain of these claims based upon insurance coverages, management's judgment and the advice of counsel. Management reviews these estimates on a quarterly basis based upon currently available information and adjusts the reserves accordingly. In the opinion of management, we believe our insurance reserves are sufficient to cover the ultimate outcome of these claims.

Goodwill and Intangible Assets.    Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Additionally, intangible assets, such as customer list, with finite lives continue to be amortized over their useful lives.

SFAS No. 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit's assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The determination of the fair value of our reporting unit is based, among other things, on estimates of future operating performance of the reporting unit being valued. We are required to complete an impairment test for goodwill and record any resulting impairment losses annually. Changes in market conditions, among other factors, may have an impact on these estimates. We completed our required annual impairment test in the fourth quarter of fiscal 2004 and determined that there was no impairment.

Customer lists are amortized over six years. We perform periodic analyses and adjust through accelerated amortization any impairment of customer lists.

Results of Operations

SpectaGuard was acquired by Mafco on February 19, 2003, and therefore, in the following discussion of our historical results of operations, "fiscal 2003" refers to the combined presentation of the results of operations of the Predecessor for the period from January 1, 2003 to February 18, 2003 combined with the results of operations of the Successor for the period from February 19, 2003 to December 31, 2003.

Fiscal 2004 Compared to Fiscal 2003

Revenues.    Revenues increased by $319.3 million, or 57.6%, to $873.4 million for fiscal 2004 from $554.1 million for fiscal 2003. This increase was attributable to the Barton Acquisition and the PSB and SSI acquisitions which resulted in an additional $264.1 million of revenues for fiscal 2004, increased billable hours due to additional contracts secured during the period and increases in billable rates under existing contracts. Security officer hours billed increased by 17.9 million hours to 51.7 million for fiscal 2004 from 33.8 million hours for fiscal 2003, or 53.0%. The average security officer billing rate also increased 1.0% to $15.54 for fiscal 2004 from $15.39 for fiscal 2003. This increase was primarily related to increased pay rates for security officers.

Cost of Revenues.    Cost of revenues increased by $274.7 million, or 59.4%, to $736.8 million for fiscal 2004 from $462.1 million for fiscal 2003. The increase was mainly the result of higher labor costs in connection with the acquisitions in fiscal 2004 described above. Cost of revenues as a percentage of revenues increased to 84.4% for fiscal 2004 from 83.4% for fiscal 2003. The increase was due mainly to higher sub-contract labor from acquired accounts, mainly the FDOT, as well as large increases in payroll tax rates. Security officer hours paid also increased 18.7 million hours or 53.9% to 53.4 million for fiscal 2004 from 34.7 million for fiscal 2003. The average security officer pay rate per hour also increased 0.4% to $10.61 for fiscal 2004 from $10.57 for fiscal 2003.

Branch and Corporate Overhead Expenses.    Branch and corporate overhead expenses increased by $24.5 million, or 41.5%, to $83.6 million for fiscal 2004 from $59.1 million for fiscal 2003. The increase in overhead expenses was a direct result of the Barton Acquisition and the PSB and SSI acquisitions, as well as an increase in professional fees. Branch and corporate overhead expenses in fiscal 2003 included $4.0 million of transaction costs related to the Mafco acquisition. The increased revenues described above helped leverage branch and corporate overhead expenses.

Depreciation and Amortization.    Depreciation and amortization increased by $9.3 million to $26.3 million for fiscal 2004 from $17.0 million for fiscal 2003. This increase was primarily attributable to increased amortization expense of $5.7 million due to increased customer list values resulting from the Mafco transaction, the Barton Acquisition and the PSB and SSI acquisitions.

Loss on Early Extinguishment of Debt.    For fiscal 2004, loss on early extinguishment of debt related to the write-off of $6.9 million in deferred financing fees, a write-off of $3.2 million of debt discount on the Refinanced Senior Subordinated Notes and an $8.6 million prepayment penalty on the early extinguishment of the Refinanced Senior Secured Credit Facility and Refinanced Senior Subordinated Notes incurred in connection with the Barton Acquisition in August 2004. For fiscal 2003, loss on early extinguishment of debt related to the write-off of $1.7 million in deferred financing fees, a write-off of $0.3 million of debt discount on the extinguished senior subordinated notes and a $1.3 million prepayment penalty on the early extinguishment of term loans incurred as a result of the Mafco transaction in February 2003.

Operating Income (Loss).    Operating income decreased by $4.6 million, or 36.5%, to $8.0 million for fiscal 2004 from $12.6 million for fiscal 2003. This decrease was primarily related to the $18.7 million loss on early extinguishment of debt in fiscal 2004, partially offset by the $3.3 million of loss on early extinguishment of debt and $4.0 million of transaction costs related to the Mafco transaction in 2003.

Interest Expense, Net.    Interest expense, net increased $9.6 million to $31.4 million for fiscal 2004 from $21.8 million for fiscal 2003. Offsetting this increase was a $5.1 million loss on the realization of an interest rate swap recognized as a result of the Mafco transaction in February 2003. The increase was due to higher debt balances as a result of the Barton Acquisition, the PSB and SSI acquisitions and the accretion of non-compete and due to affiliate liabilities.

Income Tax Expense (Benefit).    Subsequent to the Mafco transaction, our members have elected to be treated as a partnership for both federal and state income tax purposes. In accordance with applicable regulations, our taxable income or loss is required to be reported in the income tax returns of our members in accordance with our operating agreement. Accordingly, we do not have income tax expense (benefit) for fiscal 2004. In lieu of paying income taxes, we pay distributions to our members with respect to income tax that they owe on earnings that are allocated to them in accordance with our operating agreement.

Net Loss.    Net loss increased by $15.7 million to a net loss of $23.4 million for fiscal 2004 from a net loss of $7.7 million for fiscal 2003, as a result of the items described above.

Fiscal 2003 Compared to Fiscal 2002

Revenues.    Revenues increased by $43.5 million, or 8.5%, to $554.1 million for fiscal 2003 from $510.6 million in fiscal 2002. The increase was primarily attributable to increases in billable hours due to additional contracts secured during the period, increases in billable rates under existing contracts and $3.3 million of additional revenue related to the December 19, 2003 acquisition of PSB. The increase in billable hours was a result of our sales initiatives and increased business from existing clients. Security officer hours billed increased 1.3 million hours to 33.8 million for fiscal 2003 from 32.5 million for fiscal 2002, or 4.0%. The average security officer billing rate also increased 2.7% to $15.39 for fiscal 2003 from $14.98 for fiscal 2002. The increase was primarily due to our ability to pass along increased pay rates.

Cost of Revenues.    Cost of revenues increased by $36.9 million, or 8.7%, to $462.1 million for fiscal 2003 from $425.2 million for fiscal 2002. The increase was a direct result of higher labor costs in connection with the increase in revenues in fiscal 2003 described above. Cost of revenues as a percentage of revenues increased to 83.4% for fiscal 2003 from 83.3% for fiscal 2002. The increase was due mainly to an increase in payroll tax rates, life, medical, workers compensation and general liability insurance costs. Security officer hours paid increased 1.5 million to 34.7 million for fiscal 2003 from 33.2 million for fiscal 2002, or 4.5%. The average security officer pay rate per hour increased 2.6% to $10.57 for fiscal 2003 from $10.30 for fiscal 2002. The increase was primarily the result of cost of living increases.

Branch and Corporate Overhead Expenses.    Branch and corporate overhead expenses increased by $7.1 million, or 13.6%, to $59.1 million for fiscal 2003 from $52.0 million in fiscal 2002. Branch and corporate overhead expenses in fiscal 2003 included $4.0 million of transaction related costs related to the sale of Allied to Mafco, which were partially offset by $0.7 million of management fees in fiscal

2002 not incurred in fiscal 2003. The remaining variance was primarily due to $2.5 million of increased administrative labor costs. The increased revenues described above helped leverage branch and corporate overhead expenses.

Initial Public Offering Abandonment Costs.    During fiscal 2002, SpectaGuard filed a registration statement with the SEC related to an initial public offering. As of December 31, 2002, SpectaGuard withdrew such registration statement and, accordingly, wrote-off $1.9 million of expenses related to the offering.

Depreciation and Amortization.    Depreciation and amortization increased by $2.4 million to $17.0 million for fiscal 2003 from $14.6 million for fiscal 2002. This increase was a direct result of increased amortization expense of $1.8 million due to an increased customer list base resulting from the Mafco transaction. During fiscal 2002, SpectaGuard lost certain of its customers acquired in the AS Acquisition Corp. and Effective acquisitions. As a result, SpectaGuard recorded accelerated amortization expense totaling $3.7 million, which represented the net book value of the customer accounts on the date they were lost.

Loss on Early Extinguishment of Debt.     For fiscal 2003, loss on early extinguishment of debt related to the write-off of $1.7 million in deferred financing fees, a write-off of $0.3 million of debt discount on the extinguished senior subordinated notes and a $1.3 million prepayment penalty on the early extinguishment of term loans incurred as a result of the Mafco transaction in February 2003.

Operating Income.    Operating income decreased by $4.3 million, or 25.4%, to $12.6 million for fiscal 2003 from $16.9 million for fiscal 2002. This decrease was directly related to $4.0 million of transaction related costs related to the sale of Allied to Mafco and $3.3 million of loss on early extinguishment of debt in fiscal 2003, which were partially offset by $0.7 million of management fees in fiscal 2002 not paid in fiscal 2003, as well as $1.9 million of initial public offering abandonment costs incurred in 2002 related to a withdrawn initial public offering.

Interest Expense, Net.    Interest expense increased $9.7 million to $21.8 million for fiscal 2003 from $12.1 million for fiscal 2002. This increase was due to the $5.1 million loss on the unwinding of an interest rate swap as a result of the Mafco transaction as well as increased outstanding debt balances at higher effective interest rates in fiscal 2003 compared to fiscal 2002.

Income Tax Expense (Benefit).    Income tax (benefit) increased to ($1.4) million for fiscal 2003 from ($0.5) million for fiscal 2002. Prior to February 19, 2003, SpectaGuard was structured as a limited liability company and was taxed as a partnership with certain subsidiaries treated as C corporations for income tax purposes. In fiscal 2002, tax expense was due to the mix of earnings between taxable and non-taxable entities within the limited liability company structure. As a result of the Mafco transaction in February 2003, these C corporations were liquidated and SpectaGuard's then members elected to be treated as a partnership for both federal and state income tax purposes. In accordance with applicable regulations, taxable income or loss of SpectaGuard was required to be reported in the income tax returns of SpectaGuard's members based on earnings that were allocated to them in accordance with the SpectaGuard Operating Agreement.

Net Income (Loss).    Net income (loss) decreased by $13.1 million to a net loss of ($7.7) million for fiscal 2003 from net income of $5.4 million for fiscal 2002 as a result of the items described above.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital and capital expenditures. On March 19, 2004, we acquired specific assets and liabilities of SSI for approximately $10.6 million, subject to certain adjustments, and, on August 2, 2004, we acquired Barton for $181.0 million, subject to certain adjustments. We did not have any other large or unusual expenditures during fiscal 2004. Our primary source of liquidity is cash provided by operating activities.

Cash provided by operating activities for fiscal 2004, fiscal 2003 and fiscal 2002 were $24.0 million, $22.4 million and $29.1 million, respectively. For fiscal 2004, fiscal 2003 and fiscal 2002, cash provided by operating activities was generated primarily from operating income of $8.0 million, $12.6 million and $16.9 million, respectively. Operating income for fiscal 2004 includes the loss on early extinguishment of debt totaling $18.7 million.

Cash used in investing activities for fiscal 2004, fiscal 2003 and fiscal 2002 were $202.6 million, $53.0 million and $5.7 million, respectively. Investing activities have historically consisted of purchases of property and equipment, primarily uniforms. In fiscal 2004, we paid approximately $181.0 million for the Barton Acquisition and $10.6 million for the SSI acquisition, both of which are subject to certain purchase price adjustments. In fiscal 2003, we paid $45.7 million related to the PSB acquisition.

Financing activities have primarily consisted of borrowings and repayments on long-term debt associated with acquisitions of businesses. Cash provided by financing activities was $181.4 million for fiscal 2004 and $37.1 million for fiscal 2003. In fiscal 2004, cash flow provided by financing activities is primarily the result of net proceeds from the issuance of debt as a part of the Transactions. In fiscal 2003, net proceeds from the issuance of debt totaling $26.6 million and capital contributions of $17.4 million were used primarily for the PSB acquisition. Cash used in financing activities for fiscal 2002 was $21.7 million, primarily related to the repayment of debt.

As of August 2, 2004 and prior to giving effect to the Transactions, no amounts under the revolver and $125.0 million in term loans were outstanding under the Refinanced Senior Secured Credit Facility and $61.9 million aggregate face value of Refinanced Senior Subordinated Notes were outstanding. As part of the Transactions, we repaid amounts outstanding under the Refinanced Senior Secured Credit Facility and redeemed the Refinanced Senior Subordinated Notes.

Simultaneously with the closing of the Barton Acquisition, we entered into the New Credit Facility with Bear Stearns Corporate Lending Inc., as Administrative Agent, and a syndicate of lenders arranged by Bear, Stearns & Co. Inc. Our New Credit Facility provides for commitments by the lenders for original term loans of $210.0 million and of $50.0 million in revolving loans, with certain sub-limits for letters of credit and swingline loans. Our obligations under the New Credit Facility are guaranteed by each of our domestic subsidiaries and our obligations and the obligations of our subsidiary guarantors are secured by a first priority lien on substantially all of our, and each subsidiary guarantor's, present and future tangible and intangible assets.

We drew down the full amount of the term loans and none of the revolving loans in connection with the Transactions. This amount was used together with the net proceeds from the offering of the Notes to finance the Barton Acquisition, to repay substantially all of our then existing indebtedness and to pay related fees, expenses and prepayment premiums.

In the ordinary course of business, we enter into short-term financing agreements in order to fund our business insurance policy premiums. On August 13, 2004, we entered into a financing agreement with Cananwill, Inc. for a total amount of $11.2 million. Payments are due in equal monthly installments through May 1, 2005 and bear an annual interest rate of 2.99%. As of December 31, 2004, the remaining balance of this financing agreement, including accrued interest, was $6.2 million.

As of December 31, 2004 we had approximately $390.2 million of indebtedness, which includes the Notes, amounts outstanding under our New Credit Facility and insurance premium financing. In addition, as of December 31, 2004, we had $23.6 million of unused borrowing capacity under our New Credit Facility, net of the issuance of $26.4 million of outstanding letters of credit.

The following table summarizes our contractual cash obligations by year at December 31, 2004:

	Payments Due by Year December 31,
	Total	2005	2006	2007	2008	2009	Thereafter
	(in thousands)
Contractual Obligations:
Long-term debt	$390,212	$22,246	$25,000	$30,000	$30,000	$30,000	$252,966
Non-cancelable operating leases	22,483	7,830	6,139	4,132	2,086	1,236	1,060
Covenants not-to-compete	1,850	400	450	500	500	—	—
Due to affiliates	15,730	—	10,036	—	5,694	—	—
Total	$430,275	$30,476	$41,625	$34,632	$38,280	$31,236	$254,026

In lieu of paying income taxes, we pay distributions to our members with respect to income tax that they owe on earnings that are allocated to them in accordance with our operating agreement. These distributions were $2.3 million in 2003 and $0 for 2004.

Based upon our current level of operations, we believe that our existing cash and cash equivalents balances and our cash from operating activities, together with available borrowings under our New Credit Facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures, commitments and interest payments for the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at current levels or that currently anticipated improvements will be achieved. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our indebtedness or obtain additional financing. Our ability to make scheduled principal payments or to pay interest on or to refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting our industry and to general conditions and factors that are beyond our control. There can be no assurance that sufficient funds will be available to enable us to service our indebtedness or to make capital expenditures. As of December 31, 2004, we do not have any material commitments related to capital expenditures.

Off-Balance Sheet Arrangements

We are not currently a party to any off-balance sheet arrangements.

Inflation

In general, our costs are affected by inflation and we may experience the effects of inflation in future periods. Management believes, however, that such effects have not been material to us during the past three years.

Statement Regarding Forward-Looking Disclosure

This Annual Report on Form 10-K contains forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this Annual Report on Form 10-K, including those regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this annual report, the words "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Annual Report on Form 10-K. We disclaim any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk.

We are exposed to interest rate risk related to changes in interest rates for borrowings under our New Senior Term Loan and New Revolver. These borrowings bear interest at variable rates. At December 31, 2004, a hypothetical 10% increase in interest rates applicable to our New Credit Facility would have increased our annual interest expense by approximately $1.3 million and would have decreased our annual cash flow from operations by approximately $0.8 million.

We are exposed to foreign currency exchange rate fluctuations as the financial results of our U.K. operations, acquired as part of the Barton Acquisition, are translated into U.S. dollars. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact our financial position or results of operations. We do not enter into forward exchange contracts as a hedge against foreign currency exchange risk or for speculative or trading purposes. A hypothetical 10% increase in foreign currency exchange rates would not a have a material impact on our financial position or results of operations as of December 31, 2004.

Item 8.    Financial Statements and Supplementary Data.

The information required by Item 8 of Part II is incorporated by reference to the Consolidated Financial Statements filed with this Annual Report on Form 10-K. See Item 15 of Part IV.

Item 9.	Changes in and Disagreements with Independent Registered Public Accounting Firm on Accounting and Financial Disclosure.

None.

Item 9A.    Controls and Procedures.

(a) Disclosure Controls and Procedures. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, our disclosure controls and procedures are effective.

(b) Internal Control Over Financial Reporting. There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    Other Items.

None.

PART III

Item 10.    Managers and Executive Officers of the Company.

Allied Holdings is a Delaware limited liability company that became the sole member of SpectaGuard Acquisition LLC on August 2, 2004 in connection with the Transactions. The business and affairs of Allied Holdings are managed by a Board of Managers which operates in a manner similar to the board of directors of a corporation. As of January 1, 2005, the Board of Managers consisted of six members, each of whom is referred to as a Manager.

Set forth below is information concerning Allied Holdings' executive officers and Managers as of January 1, 2005.

Name	Age	Position
Albert J. Berger	68	Chairman and Manager
William C. Whitmore, Jr.	52	President, Chief Executive Officer and Manager
Mark P. Desrosiers	47	Executive Vice President
William A. Torzolini	44	Senior Vice President and Chief Financial Officer
Ronald O. Perelman	62	Manager
Floyd I. Clarke	62	Manager
Donald G. Drapkin	56	Manager
Todd J. Slotkin	51	Manager

Albert J. Berger has served as Chairman and a Manager of Allied Holdings since its formation in August 2004. Mr. Berger has served as Chief Executive Officer of SpectaGuard from 1998 to February 2003, and Chairman of SpectaGuard since February 2003. Mr. Berger also served as a manager of SpectaGuard from February 2003 until August 2004. From 1994 through 1998, Mr. Berger redeveloped a hotel property and consulted with Gryphon Investors, Inc. and others in the security business. Mr. Berger served as Director, President and Vice Chairman of Pinkerton from 1990 to 1994 and as a Director of California Plant Protection from 1975 to 1987 and consultant and Director from the acquisition of Pinkerton by California Plant Protection (from American Brands) in 1988 until 1989. Mr. Berger served as President of HCC Industries from 1985 to 1987. From 1961 through 1985 Mr. Berger held various positions in the chemical industry and owned a specialty chemical business from 1965 through 1985.

William C. Whitmore, Jr. has served as President, Chief Executive Officer and a Manager of Allied Holdings since its formation in August 2004. Mr. Whitmore has served as President and, until his appointment as Chief Executive Officer in February 2003, Chief Operating Officer of SpectaGuard since 1990. Mr. Whitmore also served as a manager of SpectaGuard from February 2003 until August 2004. Mr. Whitmore is a member of the Private Sector Senior Advisory Committee for the Homeland Security Advisory Council. From 1983 until 1986, Mr. Whitmore served as Vice President of Allied, managing all aspects of operations, marketing and sales for commercial security services. From 1986 until 1990, Mr. Whitmore served as Executive Vice President of Allied, managing all company operations and support functions. Prior to joining us, Mr. Whitmore was employed in public sector law enforcement.

Mark P. Desrosiers has served as Allied Holdings' Executive Vice President since its formation in August 2004. Mr. Desrosiers has also served as Executive Vice President of SpectaGuard since 2000 and has served Allied since 1983 in various management and executive level positions, including Branch Manager, Regional Vice President and Senior Vice President. Mr. Desrosiers leads and manages our acquisition program and our human capital management support functions. Prior to joining Allied, Mr. Desrosiers was a Branch Manager for Mullins Protective Services of Arlington, Virginia from 1981 to 1983 and a retail investigative officer for Uni-State Investigations and Security Services of Syracuse, New York from 1979 to 1981. Mr. Desrosiers is a member of the American Society for Industrial Security and received his certification as a Private Security and Firearms Instructor from the Criminal Justice Services Commission of the Commonwealth of Virginia.

William A. Torzolini has served as Allied Holdings' Senior Vice President and Chief Financial Officer since its formation in August 2004. Mr. Torzolini has also served as SpectaGuard's Chief Financial Officer since 2001. In his position, he oversees all of our accounting, finance and reporting, as well as management of our Information Systems department. From 2000 to 2001, Mr. Torzolini served as Senior Vice President and Chief Financial Officer of Crothall Services Group, a national hospital housekeeping, linen and plant maintenance outsourcing company. From 1998 to 2000, Mr. Torzolini served as Chief Financial Officer of ORBIT/FR, Inc., a supplier of sophisticated microwave test and measurement solutions for the satellite, automotive, wireless and aerospace industries. From 1990 to 1998, he was the Vice President and Chief Financial Officer of the Outpatient Division at Novacare, Inc., the country's second largest provider of healthcare rehabilitation services.

Ronald O. Perelman has served as a Manager of Allied Holdings since its formation in August 2004. Mr. Perelman served as a manager of SpectaGuard from February 2003 until August 2004. Mr. Perelman has been Chairman of the Board of Directors and Chief Executive Officer of Mafco and MacAndrews & Forbes Inc., formerly "MacAndrews & Forbes Holdings Inc." (collectively "MacAndrews & Forbes"), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman served as Chairman of the Board of Directors of Panavision Inc. until September 2003 and thereafter began service as Co-Chairman. Mr. Perelman is a director of the following corporations which are required to file reports pursuant to the Exchange Act: M & F Worldwide Corp. ("M & F Worldwide"), Panavision Inc., Revlon Products, Revlon, REV Holdings LLC and Scientific Games Corporation.

Floyd I. Clarke has served as a Manager of Allied Holdings since its formation in August 2004. Mr. Clarke has been Vice President for Corporate Compliance at MacAndrews & Forbes since January 1994. Prior to that, Mr. Clarke served in various positions with the Federal Bureau of Investigation from 1964 to 1994, including: Special Agent in the Birmingham and Boston Field Offices; Supervisory Special Agent in the Identification Division; Assistant Special Agent in Charge of the Philadelphia Office; Special Agent in Charge of the Kansas City Office; Assistant Director of the Criminal Investigative Division; Executive Assistant Director – Administration; and Deputy Director. In July 1993, then President Clinton appointed Mr. Clarke as the Acting Director of the FBI, the position in which he served until September 1993. Mr. Clarke is also a member of the Board of Directors of LexisNexis Special Services Inc. and the FBI's Science and Technology Advisory Board.

Donald G. Drapkin has served as a Manager of Allied Holdings since its formation in August 2004. Mr. Drapkin served as a manager of SpectaGuard from February 2003 until August 2004. Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a director of the following corporations which are required to file reports pursuant to the Exchange Act: Anthracite Capital Inc., Nephros Inc., Playboy Enterprises, Inc., Revlon, Revlon Products and SIGA Technologies, Inc.

Todd J. Slotkin has served as a Manager of Allied Holdings since its formation in August 2004. Mr. Slotkin served as a manager of SpectaGuard from February 2003 until August 2004. Mr. Slotkin has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since 1999 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1999. Mr. Slotkin has been Executive Vice President and Chief Financial Officer of M & F Worldwide since 1999. Prior to 1992, Mr. Slotkin was Senior Managing Director and Senior Credit Officer of Citicorp. Mr. Slotkin is also a member of the Board of Directors of Century Business Services Inc. and REV Holdings LLC, each of which are required to file reports pursuant to the Exchange Act.

Audit Committee Financial Expert

Allied Holdings' Board of Managers has established an audit committee with an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K under the

Securities Act of 1933, as amended (the "Securities Act"). On March 9, 2005, Allied Holdings' Board of Managers determined that Michael J. Regan, based upon his experience, training and education, qualifies as an audit committee financial expert. Mr. Regan is independent of management.

Code of Ethics

Allied Holdings has adopted a Code of Ethics applicable to all of its Managers and officers, including its Chief Executive Officer and principal financial officers. The Code of Ethics consists of a set of written standards designed to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in its securities law filings and investor communications; compliance with law; the prompt internal reporting of any violation of the Code of Ethics; and accountability for adherence to its standards. Anyone wishing to obtain a copy of the Code of Ethics may do so, without charge, by writing to the Corporate Compliance Officer at the address on the cover of this Annual Report on Form 10-K.

Appointments to the Board of Managers

As discussed elsewhere in this Annual Report on Form 10-K, SpectaGuard Holding, which is wholly-owned through Mafco by Ronald O. Perelman, a member of our Board of Managers, is entitled, subject to certain exceptions, to designate all members of the Allied Holdings Board of Managers. On March 9, 2005, the Board of Managers appointed two individuals to the Board: General Jack Keane and Michael J. Regan.

Compensation of Managers

The Board of Managers has adopted a compensation arrangement for the independent members of the Board of Managers pursuant to which such independent members would receive compensation for 2005 Board membership of $50,000 and $1,000 for each Board meeting attended. The Audit Committee Chairperson would also receive $10,000 and each other committee chairperson would receive $5,000 for their service as chairpersons, and each committee member would receive $1,000 for each committee meeting attended.

Item 11.    Executive Compensation.

Summary Compensation Table

Pursuant to the Management Agreement (as described in "Certain Relationships and Related Party Transactions—Management Agreement"), SpectaGuard Holding Corporation ("SpectaGuard Holding") provides us with certain advisory and management services, including the services of certain members of our senior management, as requested by us and approved by SpectaGuard Holding. We reimburse SpectaGuard Holding for all costs and expenses incurred in connection with its performance under the agreement, including cash compensation paid to certain members of our senior management as described below.

The following table sets forth information concerning total compensation paid to our Chairman and our three other executive officers who served us in the capacities listed below as of December 31, 2004 for services rendered in 2004 and 2003. Amounts reported as cash compensation were paid to the listed individuals by SpectaGuard Holding, which amounts were reimbursed to SpectaGuard Holding by us pursuant to the Management Agreement. The Class C unit awards described below refer to awards to the listed individuals by us of our Class C units pursuant to Class C unit award agreements between the listed individual and us.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Unit Awards (2)	All Other Compensation (3)
Albert J. Berger	2004	$281,731	$192,080	—	—	—
Chairman	2003	$362,524	$182,500	—	—	$300,000

William C. Whitmore, Jr.	2004	$442,461	$200,000	—	—	—
President and Chief	2003	$382,032	$200,000	—	—	$300,000
Executive Officer

Mark P. Desrosiers	2004	$223,269	$107,500	—	—	—
Executive Vice President	2003	$209,703	$107,500	—	—	$50,000

William A. Torzolini	2004	$246,789	$110,000	—	—	—
Senior Vice President and	2003	$220,000	$110,000	—	—	$150,000
Chief Financial Officer

(1)	The dollar value of perquisites and other personal benefits provided for the benefit of Messrs. Berger, Whitmore, Desrosiers and Torzolini during 2004 and 2003 did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus reported for such individuals in 2003 and 2004. There were no other amounts of compensation required to be reported as "Other Annual Compensation" by Item 402 of Regulation S-K of the Securities Act earned by Messrs. Berger, Whitmore, Desrosiers and Torzolini.

(2)	During 2003, 80,000 Class C units of SpectaGuard were granted to Messrs. Berger, Whitmore, Desrosiers and Torzolini as set forth below. On August 2, 2004, in connection with the consummation of the Transactions, the members of SpectaGuard contributed their Class A, Class B and Class C units, as applicable, of SpectaGuard to Allied Holdings in exchange for an identical number of Class A, Class B and C units, as applicable, of Allied Holdings. In addition, the holders of Class C units of SpectaGuard, including Messrs. Berger, Whitmore, Desrosiers and Torzolini executed Class C unit award agreements with Allied Holdings having identical terms and conditions as the award agreements governing the Class C units of SpectaGuard. The SpectaGuard award agreements were cancelled. The Class C units generally vest over a period of three and five years with respect to Mr. Berger and Messrs. Whitmore, Desrosiers and Torzolini, respectively, provided that such individual remains employed by SpectaGuard Holding and, provided further with respect to certain Class C units, that established performance goals are met (which performance goals were met for 2003 and 2004). The number of Class C units granted during 2003 (there were no grants of Class C units to these individuals in 2004), the number of unvested Class C units held by Messrs. Berger, Whitmore, Desrosiers and Torzolini as of December 31, 2004 and the values of such unvested Class C units on such date were as follows:

	2003 Class C Unit Grants	December 31, 2004 Unvested Class C Units	Value of Class C Units
Albert J. Berger	20,000	6,668	—
William C. Whitmore, Jr.	40,000	24,000	—
Mark P. Desrosiers	10,000	6,000	—
William A. Torzolini	10,000	6,000	—

(3)	An affiliate of Gryphon SpectaGuard Partners, L.P. paid Messrs. Berger, Whitmore, Desrosiers and Torzolini discretionary sale bonuses of $300,000, $300,000, $50,000 and $150,000, respectively, in connection with the sale of Allied to Mafco in February 2003.

Employment Agreements and Related Matters

Employment Agreement with Mr. Berger

SpectaGuard Holding is party to an employment agreement with Mr. Berger, dated as of February 19, 2003, as amended and restated on August 2, 2004, with a term expiring on February 19, 2006. Pursuant to this agreement, Mr. Berger will serve as a member of the Board of Directors of SpectaGuard Holding and as an employee of SpectaGuard Holding in an executive position mutually agreed upon by Mr. Berger and SpectaGuard Holding. Mr. Berger's base salary was $365,000 for the first year of the term of his agreement and is $250,000 for each year of the remainder of the term. Mr. Berger is also eligible to receive a performance based bonus for each fiscal year during the term of his employment agreement, with a target bonus of 50% of his base salary if certain objectives are achieved. In the event of certain qualifying terminations of his employment, Mr. Berger is entitled to receive certain severance payments and continued benefits including payment of his base salary for the remainder of the term of his employment agreement, the target bonus for the year of his termination of employment and vesting of his Time Based Class C Units and Performance Based Class C Units (each as defined below) with respect to the year of termination only to the extent that applicable performance criteria are met. Mr. Berger is also entitled to receive a Special Payment (as described in "Certain Relationships and Related Party Transactions—Ownership by Mafco") of approximately $7.0 million (with a gross-up payment to the extent that the special payment is taxed at a rate higher than the highest federal capital gains rate) on the first to occur of (i) a public offering of the registrable securities of Allied and/or certain sales of assets or equity of Allied, (ii) expiration of the term of his employment agreement or (iii) certain qualifying terminations of his employment. Following a termination of his employment, Mr. Berger will also be subject to a noncompetition covenant relating to SpectaGuard Holding and Allied for a period that, in the case of a termination of employment for which Mr. Berger becomes eligible to receive severance, will be equal to the period in respect of which Mr. Berger is entitled to receive severance. Otherwise, the noncompetition covenant extends for the longer of the remainder of the originally scheduled term and two years from termination.

Employment Agreement with Mr. Whitmore

SpectaGuard Holding is party to an employment agreement with Mr. Whitmore, dated as of February 19, 2003, as amended and restated on August 2, 2004, with a term expiring on February 19, 2008. Pursuant to this agreement, Mr. Whitmore will serve as a member of the Board of Directors of SpectaGuard Holding and the Chief Executive Officer and President of SpectaGuard Holding. Mr. Whitmore's base salary increases by 8% per year. His 2004 annual base salary was $432,000. Mr. Whitmore is also eligible to receive a performance based bonus for each fiscal year during the term of his employment agreement, with a target bonus of 50% of his base salary if certain objectives are achieved. In the event of certain qualifying terminations of his employment, Mr. Whitmore is entitled to receive certain severance payments and continued benefits including payment of his base salary for the remainder of the term of his employment agreement, the target bonus for the year of his termination of employment and vesting of his Time Based Class C Units and his Performance Based Class C Units with respect to the year of termination only to the extent that applicable performance criteria are met. Mr. Whitmore is also entitled to receive a Special Payment of approximately $4.3 million (with a gross-up payment to the extent that the special payment is taxed at a rate higher than the highest federal capital gains rate) on the first to occur of (i) a public offering of the registrable securities of Allied and/or certain sales of the assets of equity of Allied, (ii) expiration of the term of his employment agreement or (iii) certain qualifying terminations of employment. Following a termination of his employment, Mr. Whitmore will also be subject to a noncompetition covenant relating to SpectaGuard Holding and Allied for a period that, in the case of a termination of employment for which Mr. Whitmore becomes eligible to receive severance, will be equal to the period in respect of which Mr. Whitmore is entitled to receive severance. Otherwise, the noncompetition covenant extends for the longer of the remainder of the originally scheduled term and two years from termination.

Additional Employment Agreements

In addition to the employment agreements with Messrs. Berger and Whitmore described above, SpectaGuard Holding is party to individual employment agreements with certain other members of senior management (including Messrs. Desrosiers and Torzolini). Each of the employment agreements has an original term of three years (or two years in the case of Mr. Torzolini) that extends for an additional year unless proper notice of termination of the agreement is given. Each employment agreement provides that the executive will be entitled to receive certain severance payments and continued benefits in the event of certain qualifying terminations of his or her employment, including payment of the executive's base salary for the remainder of the term of his or her employment agreement (or twelve months, if longer), a pro rata bonus, only to the extent that applicable performance criteria are met, for the year of his or her termination of employment (provided that the termination occurs at least six months into the fiscal year) and continued health and welfare benefits during the severance period.

Special Payment Plan

SpectaGuard Holding maintains a Special Payment Plan for certain members of senior management (other than Messrs. Berger and Whitmore), including Messrs. Desrosiers and Torzolini, pursuant to which each individual is entitled to receive a Special Payment (with a gross-up payment to the extent that the special payment is taxed at a rate higher than the highest federal capital gains rate) on the first to occur of (i) a public offering of the registrable securities of Allied and/or certain sales of assets or equity of Allied or (ii) February 19, 2006. An aggregate of approximately $0.56 million is scheduled to be paid to the members of senior management pursuant to the Special Payment Plan, including approximately $0.11 million and $0.08 million scheduled to be paid to Messrs. Desrosiers and Torzolini, respectively.

Restricted Class C Unit Awards

On February 19, 2003, certain members of senior management, including Messrs. Berger, Desrosiers, Torzolini and Whitmore, were granted Class C units of SpectaGuard, subject to the vesting requirements described below. On August 2, 2004, in connection with the consummation of the Transactions, the members of SpectaGuard contributed their Class A, Class B and Class C units, as applicable, of SpectaGuard to Allied Holdings in exchange for an identical number of Class A, Class B and C units, as applicable, of Allied Holdings. In addition, the holders of Class C units of SpectaGuard, including Messrs. Berger, Whitmore, Desrosiers, and Torzolini executed Class C unit award agreements with Allied Holdings having identical terms and conditions as the award agreements governing the Class C units of SpectaGuard. The SpectaGuard award agreements were cancelled. The Class C units generally vest over a period of five years (or in the case of Mr. Berger, three years), provided that the individual remains employed by SpectaGuard Holding ("Time Based Class C Units") and, provided further with respect to certain Class C units, that established performance goals are met ("Performance Based Class C Units"). The Class C units may also vest upon certain sales of the equity or assets of Allied or upon certain qualifying terminations of employment.

Sale Bonuses

Certain sale bonuses were paid to Messrs. Berger, Whitmore, Desrosiers and Torzolini in connection with the sale of Allied to Mafco in February 2003. See footnote 3 to "—Summary Compensation Table."

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Unit Holder Matters.

The business and affairs of Allied Holdings are managed by the Board of Managers. Pursuant to our Operating Agreement, SpectaGuard Holding, which is wholly-owned through Mafco by Ronald O. Perelman, a member of our Board of Managers, is entitled, subject to certain exceptions, to designate all of the members of Allied Holdings' Board of Managers. All classes of membership interests of Allied Holdings, comprising Class A units, Class B units and Class C units, are non-voting.

On August 2, 2004, simultaneously with the consummation of the Transactions, the members of SpectaGuard became the members of Allied Holdings (and Allied Holdings became the sole member of SpectaGuard) through the contribution of their Class A, Class B and Class C units, as applicable, of SpectaGuard to Allied Holdings in exchange for an identical number of Class A, Class B and C units, as applicable, of Allied Holdings. The SpectaGuard Operating Agreement was terminated and the members of Allied Holdings entered into the Operating Agreement which contained provisions substantially similar to the SpectaGuard Operating Agreement.

The following table sets forth information with respect to the beneficial ownership of our Class A, Class B and Class C membership interests as of December 31, 2004 by each of our Managers, each of our executive officers and all of our executive officers and Managers as a group.

The amounts and percentages of membership interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same underlying securities as to which any such person has no economic interest.

Name	Amount and Nature of Beneficial Ownership	Percentage of Total Class A, Class B and Class C Units (1)
Ronald O. Perelman	752,954 (Class A units) (2)	69.0%
Albert J. Berger	2,033 (Class A units) 46,097 (Class B units) 20,000 (Class C units) (3)	6.2%
William C. Whitmore, Jr.	2,722 (Class A units) 27,894 (Class B units) 40,000 (Class C units) (3)	6.5%
Mark P. Desrosiers	105 (Class A units) 751 (Class B units) 10,000 (Class C units) (3)	*
William A. Torzolini	73 (Class A units) 524 (Class B units) 10,000 (Class C units) (3)	*
Floyd I. Clarke	—	—
Donald G. Drapkin	67,970 (Class A units)	6.2%
Todd J. Slotkin	—	—
All Managers and Executive Officers as a Group (8 persons)	825,857 (Class A units) (4) 75,266 (Class B units) 80,000 (Class C units) (3)	89.9%

*	Indicates beneficial ownership of less than 1%.

(1)	As of December 31, 2004, there were 890,985, 77,627 and 122,750 Class A, Class B and Class C units outstanding, respectively. Of the Class C units outstanding as of such date, 56,632 had vested and 66,118 remained unvested. All Class A, Class B and Class C units are non-voting.

(2)	Mr. Perelman, through Mafco, the sole stockholder of SpectaGuard Holding, beneficially owns 752,954 Class A units. Of these Class A units, 739,175 Class A units are held by SpectaGuard

Holding and 13,779 Class A units are held by SpectaGuard Holding Two Corporation, a Delaware corporation wholly-owned by SpectaGuard Holding. These Class A units are currently, and may from time to time be, pledged to secure obligations of MacAndrews & Forbes or its affiliates. A default under these obligations could cause a foreclosure with respect to such pledged units.

(3)	The Class C units generally vest over a period of three and five years with respect to Mr. Berger and Messrs. Whitmore, Desrosiers, and Torzolini, respectively, provided that such individual remains employed by SpectaGuard Holding and, provided further with respect to certain Class C units, that established performance goals are met. As of December 31, 2004, 13,332, 16,000, 4,000, and 4,000 of the Class C units held by Messrs. Berger, Whitmore, Desrosiers, and Torzolini, respectively, had vested.

(4)	Includes the 752,954 Class A units which are beneficially owned by Mr. Perelman through SpectaGuard Holding.

Item 13.    Certain Relationships and Related Transactions.

Transactions Related to the Formation of Allied Holdings

On August 2, 2004, simultaneously with the consummation of the Transactions, the members of SpectaGuard became the members of Allied Holdings (and Allied Holdings became the sole member of SpectaGuard) through the contribution of their Class A, Class B and Class C units, as applicable, of SpectaGuard to Allied Holdings in exchange for an identical number of Class A, Class B and C units, as applicable, of Allied Holdings. The SpectaGuard Operating Agreement was terminated and the members of Allied Holdings entered into the Operating Agreement, which contained provisions substantially similar to the SpectaGuard Operating Agreement.

Ownership by Mafco

For a discussion of the February 2003 acquisition of Allied by Mafco, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition by Mafco."

In connection with the acquisition of Allied by Mafco in February 2003, approximately $4.5 million of the aggregate purchase price was paid to Mr. Berger, representing aggregate consideration in exchange for certain pre-acquisition common and preferred interests of SpectaGuard held by Mr. Berger, less approximately $0.3 million that was used to repay in full amounts owed, pre-acquisition, by Mr. Berger to SpectaGuard under a note dated March 1, 2000. In connection with the payment of a portion of the aggregate purchase price to certain members of management in exchange for certain common and preferred interests of the pre-acquisition company held by such persons, approximately $0.08 million, $2.3 million and $0.03 million was paid to Messrs. Desrosiers, Whitmore and Torzolini, respectively.

In addition, in connection with the February 2003 acquisition of Allied by Mafco, members of senior management of SpectaGuard forfeited their vested options to purchase pre-acquisition interests in SpectaGuard in exchange for a future cash payment. SpectaGuard Holding is obligated to make these future payments to these members of senior management (with respect to each member of senior management, a "Special Payment") in an aggregate amount of approximately $11.9 million (with gross-up payments to the extent that the Special Payments are taxed at a rate higher than the highest federal capital gains rate). Under the Management Agreement described below, cash amounts paid by SpectaGuard Holding with respect to these Special Payments will be reimbursed by us to SpectaGuard Holding.

Additional Contributions

On April 29, 2003, in connection with the May 2, 2003 amendment and restatement of the Refinanced Senior Secured Credit Facilities, additional Class A units of SpectaGuard were issued for cash contributions in an aggregate amount of $10.0 million, comprising approximately $4.5 million from SpectaGuard Holding and approximately $5.1 million from certain executives of Mafco who were members of SpectaGuard, $0.2 million from OCM and $0.2 million from certain members of senior management (including approximately $0.16 million from Mr. Whitmore).

On December 19, 2003, in connection with our acquisition of PSB, additional Class A units of SpectaGuard were issued for cash contributions in an aggregate amount of $7.5 million, comprising approximately $3.2 million from SpectaGuard Holding and approximately $3.4 million from certain executives of Mafco who were members of SpectaGuard, $0.2 million from OCM, $0.1 million from Blackstone and $0.6 million from certain members of senior management (including approximately $0.3 million and $0.2 million from Messrs. Berger and Whitmore, respectively).

Operating Agreement

The following is a description of certain terms our Operating Agreement, dated as of August 2, 2004.

Manager Designation Rights

The business and affairs of Allied Holdings are managed by the Board of Managers. Under our Operating Agreement, SpectaGuard Holding is entitled to designate and remove, with or without cause, all six of the members of the Board of Managers, except that SpectaGuard Holding must designate (i) Mr. Berger as a Manager until the earlier of Mr. Berger ceasing to be a member of Allied Holdings or ceasing to be employed by SpectaGuard Holding and (ii) Mr. Whitmore as a Manager until the earlier of Mr. Whitmore ceasing to be a member of Allied Holdings or ceasing to be employed by SpectaGuard Holding.

Registration Rights

In the event that Allied Holdings' Board of Managers determines to reorganize Allied Holdings into a corporation for purposes of commencing an initial public offering or for some other reason (such surviving corporation is referred to as the "Company Offeror") and the Company Offeror, subject to certain exceptions, proposes to register under the Securities Act an offering of any class of its equity securities or offer any capital securities for sale pursuant to an effective shelf registration statement, then each of our members will have the right, with respect to its Registrable Securities (as defined in our Operating Agreement) of the Company Offeror, to require the Company Offeror to use its reasonable best efforts as described in our Operating Agreement to cause the managing underwriters of the proposed underwritten offering to permit such Registrable Securities to be included in the proposed offering. Such registration rights are subject, among other things, to certain rights in favor of the Company Offeror to reduce, or eliminate entirely, the number of Registrable Securities registered in the offering in certain circumstances. The Company Offeror is responsible for expenses (other than underwriting discounts and transfer fees) in connection with the registration of the Registrable Securities as provided for in our Operating Agreement.

Put Option of Mr. Berger

Subject to certain exceptions, Mr. Berger has the right to cause Allied Holdings to purchase all, but not less than all, of his outstanding Class B units at any time during the period February 19, 2006 to May 17, 2006, in accordance with a specified calculation (based on Allied Holdings' operating results and financial condition at such time) as set forth in our Operating Agreement. If Mr. Berger exercises this option, the price that he receives for his units will be reduced by the amount of any Special Payment he receives under the terms of his employment agreement with SpectaGuard Holding.

Indemnification

In the absence of fraud, willful misconduct, bad faith or gross negligence, (i) no covered person (including Allied Holdings' Managers, members and officers) will be liable to Allied Holdings or any other person for acts or omissions relating to Allied Holdings, its business or our Operating Agreement and related documents and transactions, taken or omitted to be taken in good faith by such covered person in the reasonable belief that such act or omission was in or not opposed to the best interests of Allied Holdings and (ii) to the fullest extent permitted by law, Allied Holdings has agreed to indemnify and hold harmless each covered person from and against certain claims relating to Allied Holdings or its affairs. Expenses incurred by a covered person investigating or defending a claim shall be paid in advance by Allied Holdings upon receipt of an undertaking as provided for in our Operating Agreement.

Management Agreement

Pursuant to an Amended and Restated Management Agreement by and between SpectaGuard and SpectaGuard Holding, dated as of August 2, 2004 (the "Management Agreement"), SpectaGuard Holding provides us with certain advisory and management services, including the services of certain members of our senior management (including Messrs. Berger, Desrosiers,Torzolini and Whitmore), as requested by us and approved by SpectaGuard Holding. The Management Agreement provides that we will reimburse SpectaGuard Holding for all costs and expenses incurred in connection with its performance under the agreement, including amounts paid by SpectaGuard Holding with respect to Special Payments by SpectaGuard Holding to members of senior management. The agreement also provides that we indemnify and hold harmless SpectaGuard Holding and related parties for matters arising out of the Management Agreement.

Contract Security Services

During fiscal 2004 and fiscal 2003, we provided contract security officer services to Revlon and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from Revlon for such services of $0.40 million and $0.02 million, respectively.

During fiscal 2004 and fiscal 2003, we provided contract security officer services to Panavision Inc. and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from Panavision Inc. for such services of $0.14 million and $0.05 million, respectively.

During fiscal 2004 and fiscal 2003, we provided contract security officer services to M & F Worldwide and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from M & F Worldwide for such services of $0.27 million and less than $0.01 million, respectively.

Mafco is the controlling stockholder of each of Revlon and Panavision Inc. and as of December 31, 2004, beneficially owned approximately 37.9% of the outstanding common stock of M & F Worldwide. The rates charged for these services were competitive with industry rates for similarly situated security firms.

Item 14.    Principal Accountant Fees and Services.

EY has audited the consolidated financial statements of the predecessor of Allied Holdings for more than the past five years. Allied Holdings' Board of Managers, which is the equivalent of a Board of Directors, maintains an Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of EY in connection with the preparation and issuance of its audit report or performance of other audit, review or attest services. The Audit Committee is directly responsible for reviewing, in advance, and granting any appropriate pre-approval of (a) all auditing services to be provided to Allied Holdings by the independent auditor and (b) all non-audit services to be provided to Allied Holdings by the independent auditor (as permitted by the Exchange Act), and, in connection therewith, to approve all fees and other terms of engagement, as required by the applicable rules promulgated by the SEC under the Exchange Act and subject to the exemptions provided for in such rules. To carry out such pre-approval responsibilities, the Audit Committee adopted an Audit Committee Pre-Approval Policy for pre-approving all permissible audit and non-audit services performed by EY for Allied Holdings in December 2004.

The aggregate fees billed for professional services by EY in 2004 and 2003 for these various services were:

Types of Fees	2004	2003
Audit Fees	$725,496	$322,705
Audit Related Fees	519,500	40,247
Tax Fees	225,627	199,290
All Other Fees	10,000	—
Total Fees	$1,480,623	$562,242

In the above table, in accordance with SEC definitions and rules, "audit fees" are fees Allied Holdings paid EY for professional services rendered for the audit of Allied Holdings annual financial statements and review of quarterly financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed by EY for assurance and related services that are traditionally performed by the auditor, including employee benefit plan audits, attest services not required by statute or regulation, and audits perfomed for acquired entities; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees billed by EY to Allied Holdings for any services not included in the first three categories.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) 1.	Consolidated Financial Statements of Allied Security Holdings LLC

See index on Page F-1

2.	Financial Statement Schedule
Schedule II — Valuation and Qualifying Accounts	F-22

All other schedules called for under Regulation S-X are not submitted because they are not applicable, not required, or because the required information is not material or is included in the financial statements or notes thereto.

3.	List of Exhibits.

Exhibit No.	Description of Exhibit *
2.1	Agreement and Plan of Merger, dated as of May 12, 2004, by and among SpectaGuard Acquisition LLC, BPS LLC, Barton Protective Services Incorporated and the Shareholders (as defined in the Agreement and Plan of Merger) **
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 21, 2004
2.3	Amendment No. 2 to the Agreement and Plan of Merger, dated as of May 27, 2004
2.4	Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 7, 2004
3.1	Certificate of Formation of Allied Security Holdings LLC, dated as of July 16, 2004
3.2	Operating Agreement of Allied Security Holdings LLC, dated as of August 2, 2004
4.1	Indenture, dated as of July 14, 2004, by and between Allied Security Escrow Corp. and The Bank of New York, as Trustee, relating to the 11.375% Senior Subordinated Notes due 2011
4.2	Form of 11.375% Senior Subordinated Note due 2011 (incorporated herein by reference from Exhibit 4.1 to this registration statement)
4.3	First Supplemental Indenture, dated as of August 2, 2004, by and among Allied Security Holdings LLC, Allied Security Finance Corp. and The Bank of New York, as Trustee, relating to the 11.375% Senior Subordinated Notes due 2011
4.4	Second Supplemental Indenture, dated as of August 2, 2004, by and among Allied Security Holdings LLC, Allied Security Finance Corp., the Guarantors party thereto and The Bank of New York, as Trustee, relating to the 11.375% Senior Subordinated Notes due 2011
4.5	Registration Rights Agreement, dated as of July 14, 2004, by and between Allied Security Escrow Corp. and Bear, Stearns & Co. Inc.
4.6	Assumption Agreement, dated as of August 2, 2004, by and among Allied Security Holdings LLC, Allied Security Finance Corp. and the Guarantors party thereto
10.1	Credit Agreement, dated as of August 2, 2004, by and among Allied Security Holdings LLC, Bear Stearns Corporate Lending Inc., as Administrative Agent, and the other Lenders (as defined in the Credit Agreement) party thereto
10.2	Guarantee and Collateral Agreement, dated as of August 2, 2004, by Allied Security Holdings LLC and certain of its subsidiaries in favor of Bear Stearns Corporate Lending Inc., as Administrative Agent

Exhibit No.	Description of Exhibit *
10.3	Second Amended and Restated Management Agreement, dated as of August 2, 2004, by and between SpectaGuard Holding Corporation and SpectaGuard Acquisition LLC
10.4	Amended and Restated Employment Agreement, dated as of August 2, 2004, by and among SpectaGuard Holding Corporation, SpectaGuard Acquisition LLC and Albert J. Berger
10.5	Amended and Restated Employment Agreement, dated as of August 2, 2004, by and among SpectaGuard Holding Corporation, SpectaGuard Acquisition LLC and William C. Whitmore, Jr.
10.6	Form of SpectaGuard Holding Corporation Employment Agreement for Senior Management
10.7	Amended and Restated Restricted Class C Unit Award Agreement, dated as of August 2, 2004, by and between Allied Security Holdings LLC and Albert J. Berger
10.8	Amended and Restated Restricted Class C Unit Award Agreement, dated as of August 2, 2004, by and between Allied Security Holdings LLC and William C. Whitmore, Jr.
10.9	Form of Allied Security Holdings LLC Amended and Restated Restricted Class C Unit Award Agreement for Senior Management
10.10	Amended and Restated SpectaGuard Holding Corporation Special Payment Plan
10.11	Indemnity Escrow Agreement, dated as of August 2, 2004, by and among SpectaGuard Acquisition LLC, certain shareholders of Barton Protective Services Incorporated, Charles Barton Rice, Sr., as Shareholders' Representative, and The Bank of New York Trust Company, as Escrow Agent
21.1	Subsidiaries of Allied Security Holdings LLC

*	All exhibits, unless otherwise indicated, were filed with Allied Holdings' Registration Statement on Form S-4, as amended, filed with the SEC.

**	The schedules to the Agreement and Plan of Merger have been omitted from filing pursuant to Item 601(b)(2) of Regulation S-K. Allied Holdings will furnish copies of any of the schedules to the SEC upon request.

INDEX TO FINANCIAL STATEMENTS
ALLIED SECURITY HOLDINGS LLC

PAGE
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003	F-3
Consolidated Statement of Operations for the Year Ended December 31, 2004, for the Period from February 19, 2003 to December 31, 2003, for the Period from January 1, 2003 to February 18, 2003 (Predecessor), and for the Year Ended December 31, 2002 (Predecessor)	F-4
Consolidated Statement of Changes in Members' Equity for the Year Ended December 31, 2002 (Predecessor) and for the Period from January 1, 2003 to February 18, 2003 (Predecessor)	F-5
Consolidated Statement of Changes in Members' Equity for the Period from February 19, 2003 to December 31, 2003 and for the Year Ended December 31, 2004	F-6
Consolidated Statement of Cash Flows for the Year Ended December 31, 2004, for the Period from February 19, 2003 to December 31, 2003, for the Period from January 1, 2003 to February 18, 2003 (Predecessor), and for the Year Ended December 31, 2002 (Predecessor)	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II – Valuation and Qualifying Accounts for the Year Ended December 31, 2004, for the Period from February 19, 2003 to December 31, 2003, for the Period from January 1, 2003 to February 18, 2003 (Predecessor), and for the Year Ended December 31, 2002 (Predecessor)	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers
Allied Security Holdings LLC

We have audited the accompanying consolidated balance sheets of Allied Security Holdings LLC as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 2004, for the period from February 19, 2003 to December 31, 2003, for the period from January 1, 2003 to February 18, 2003 (predecessor), and for the year ended December 31, 2002 (predecessor). Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allied Security Holdings LLC at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the year ended December 31, 2004, for the period from February 19, 2003 to December 31, 2003, for the period from January 1, 2003 to February 18, 2003 (predecessor), and for the year ended December 31, 2002 (predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Philadelphia, PA
March 4, 2005

Allied Security Holdings LLC
Consolidated Balance Sheets
(Dollars in thousands, except unit data)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$11,008	$8,102
Restricted cash	7,951	4,139
Accounts receivable, net of allowance for doubtful accounts of $1,393 and $1,283	129,729	65,438
Prepaid expenses and other current assets	3,797	2,137
Prepaid insurance premiums	7,206	3,805
Total current assets	159,691	83,621
Property and equipment, net	20,838	11,545
Goodwill	347,766	227,347
Other intangible assets, net	99,683	73,598
Deferred financing fees, net	12,897	8,002
Other assets	489	211
Total assets	$641,364	$404,324
Liabilities and members' equity
Current liabilities:
Current maturities of long-term debt	$16,000	$6,908
Insurance premium financing	6,246	3,303
Accounts payable	4,046	3,182
Accrued expenses	35,791	19,009
Accrued claims reserves	25,511	15,137
Accrued payroll and related payroll taxes	40,227	26,966
Accrued termination costs	6,110	1,276
Advance payments	13,460	8,677
Total current liabilities	147,391	84,458
Senior term loan	190,000	114,155
Senior subordinated notes	177,966	57,296
Due to affiliates	13,323	12,156
Other long-term liability	1,473	1,700
Class A units subject to put rights: 22,317 and 36,096 units authorized, issued and outstanding	2,710	4,354
Members' equity:
Units:
Class A, 9,500,000 units authorized, 868,668 and 854,889 units issued and outstanding	131,618	129,974
Class B, 200,000 units authorized, 77,627 units issued and outstanding	50	50
Class C, 300,000 units authorized, 122,750 and 117,500 units issued and outstanding	44	39
Additional paid-in capital	393	393
Accumulated deficit	(23,641)	(251)
Accumulated other comprehensive income	37	—
Total members' equity	108,501	130,205
Total liabilities and members' equity	$641,364	$404,324

Allied Security Holdings LLC
Consolidated Statements of Operations
(Dollars in thousands)

	Year ended December 31,	Period from February 19 through December 31,	(Predecessor) Period from January 1 through February 18,	(Predecessor) Year ended December 31,
	2004	2003	2003	2002
Revenues	$873,401	$483,725	$70,419	$510,592
Cost of revenues	736,775	402,509	59,568	425,221
	136,626	81,216	10,851	85,371
Branch and corporate overhead expenses	83,588	48,014	11,119	52,036
Depreciation and amortization	26,301	15,587	1,447	14,566
Loss on early extinguishment of debt	18,742	—	3,291	—
Initial public offering abandonment costs	—	—	—	1,878
Operating income (loss)	7,995	17,615	(5,006)	16,891
Interest expense, net	31,385	15,581	6,190	12,062
Income (loss) before income tax benefit	(23,390)	2,034	(11,196)	4,829
Income tax benefit	—	—	(1,421)	(544)
Net income (loss)	$(23,390)	$2,034	$(9,775)	$5,373

Allied Security Holdings LLC (Predecessor)
Consolidated Statements of Changes in Members' Equity
Period from January 1, 2003 through February 18, 2003 and
Year ended December 31, 2002
(Dollars in thousands, except share data)

	Series B Preferred Shares		Common Shares
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Unearned Compensation	Accumlated Other Comprehensive (Loss) Income	Accumlated Deficit	Total Members' Equity
Balance at December 31, 2001	46,967	$59,764	37,817,421	$5,582	$951	$(50)	$(3,644)	$(38,658)	$23,945
Stock Issuances, net	—	—	37,241	12	(16)	—	—	—	(4)
Accretion of preferred stock to redemption value	—	8,367	—	—	—	—	—	(8,724)	(357)
Member distributions declared	—	—	—	—	—	—	—	(2,288)	(2,288)
Amortization of unearned compensation	—	—	—	—	—	7	—	—	7
Warrants issued in connection with an acquisition	—	—	—	—	414	—	—	—	414
Net income	—	—	—	—	—	—	—	5,373	5,373
Decrease in fair value of hedge instrument	—	—	—	—	—	—	(1,068)	—	(1,068)
Balance at December 31, 2002	46,967	68,131	37,854,662	5,594	1,349	(43)	(4,712)	(44,297)	26,022
Stock Issuances, net	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	1,306	—	—	—	—	—	(1,359)	(53)
Amortization of unearned compensation	—	—	—	—	—	2	—	—	2
Decrease in fair value of hedge instrument	—	—	—	—	—	—	(352)	—	(352)
Realization of loss on hedge instrument	—	—	—	—	—	—	5,064	—	5,064
Net loss	—	—	—	—	—	—	—	(9,775)	(9,775)
Balance at February 18, 2003	46,967	$69,437	37,854,662	$5,594	$1,349	$(41)	$—	$(55,431)	$20,908

Allied Security Holdings LLC
Consolidated Statement of Changes in Members' Equity
Period from February 19, 2003 through December 31, 2003 and
Year ended December 31, 2004
(Dollars in thousands, except unit data)

	Class A		Class B		Class C
					Number of Units
	Number of Units	Amount	Number of Units	Amount	Vested	Unvested	Amount	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members' Equity
Balance at February 19, 2003 (a)	739,733	$112,984	77,627	$50	—	110,000	$37	$497	$—	$—	$113,568
Member contributions	115,156	16,990	—	—	—	7,500	2	—	—	—	16,992
Return of capital	—	—	—	—	—	—	—	(104)	—	—	(104)
Net income	—	—	—	—	—	—	—	—	2,034	—	2,034
Member distributions declared	—	—	—	—	—	—	—	—	(2,285)	—	(2,285)
Class C vesting	—	—	—	—	26,166	—	—	—	—	—	—
Balance at December 31, 2003	854,889	$129,974	77,627	50	26,166	117,500	39	393	(251)	—	130,205
Return of capital	—	—	—	—	—	(9,750)	(5)	—	—		(5)
Net (loss)	—	—	—	—	—	—	—	—	(23,390)	—	(23,390)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	37	37
Member contributions	—	—	—	—	—	15,000	10	—	—	—	10
Class C Vesting	—	—	—	—	29,466	—	—	—	—	—	—
Reclassification of Class A Units subject to put rights	13,779	1,644	—	—	—	—	—	—	—	—	1,644
Balance at December 31, 2004	868,668	$131,618	77,627	$50	55,632	122,750	$44	$393	$(23,641)	$37	$108,501

(a)	Beginning balance at February 19, 2003 reflects certain adjustments recorded as a result of a change in ownership related to the Mafco acquisition (See Note 1.)

Allied Security Holdings LLC
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Year ended December 31, 2004	Period from February 19, 2003 through December 31, 2003	(Predecessor) Period from January 1, 2003 through February 18, 2003	(Predecessor) Year ended December 31, 2002
Cash flows from operating activities
Net income (loss)	$(23,390)	$2,034	$(9,775)	$5,373
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,301	15,587	1,447	14,566
Deferred income tax benefit	—	—	(461)	(3,838)
Loss on early extinguishment of debt	18,742	—	3,291	—
Noncash interest expense	4,812	2,806	5,112	865
Changes in assets and liabilities (net of impact of acquired businesses):
Accounts receivable, net	(11,514)	(1,389)	560	9,706
Other current assets and liabilities, net	(5,793)	3,686	(3,511)	3,883
Accounts payable and accrued expenses	10,468	(6,326)	3,924	(1,426)
Advance payments	4,783	5,392	—	—
Non-compete payments	(400)	—	—	—
Other	—	—	—	7
Net cash provided by operating activities	24,009	21,790	587	29,136
Cash flows from investing activities
Consideration paid for acquisition of businesses, net of cash acquired	(191,707)	(45,666)	—	—
Purchases of property and equipment	(10,879)	(6,064)	(902)	(5,712)
Other	—	—	(394)	—
Net cash used in investing activities	(202,586)	(51,730)	(1,296)	(5,712)
Cash flows from financing activities
Repayment of senior term loans and related penalties	(133,813)	(13,950)	—	(6,484)
Repayment of senior subordinated notes and related penalties	(69,181)	—	—	—
Proceeds from issuance of senior term loans	217,500	—	—	—
Proceeds from issuance of senior subordinated notes	177,881	40,500	—	—
Net payments on Revolving Loan	—	—	—	(15,000)
Contributed capital, net	5	17,398	—	—
Member distributions	—	(2,285)	—	(161)
Insurance financing proceeds/(payments), net	2,943	634	(978)	(50)
Financing fees	(13,889)	(4,255)	—	—
Other	—	—	(9)	(33)
Net cash provided by (used in) financing activities	181,446	38,042	(987)	(21,728)
Effect of foreign currency rates on cash and cash equivalents	37	—	—	—
Net change in cash and cash equivalents	2,906	8,102	(1,696)	1,696
Cash and cash equivalents at beginning of period	8,102	—	1,696	—
Cash and cash equivalents at end of period	$11,008	$8,102	$—	$1,696

Allied Security Holdings LLC
Notes to Consolidated Financial Statements
December 31, 2004

1.    Organization and Basis of Presentation

SpectaGuard Acquisition LLC ("SpectaGuard"), a wholly-owned subsidiary of Allied Security Holdings LLC (the "Company"), was formed on February 19, 2003, as a result of the purchase transaction by and among MacAndrews & Forbes Holdings Inc., formally known as Mafco Holdings Inc. ("Mafco"), and certain of its related parties, as well as management of SpectaGuard's predecessor. As a result of this transaction, Mafco has a substantial controlling interest in the Company. Prior to this transaction, the Company also operated under the name SpectaGuard Acquisition ("Predecessor Company"). These financial statements include the results of operations prior to and since the date of Mafco's acquisition of SpectaGuard and reflect all purchase accounting adjustments required as of that date.

On August 2, 2004, simultaneous with the acquisition of Barton Protective Services Incorporated ("Barton"), the members of SpectaGuard became the members of the Company through the contribution of their Class A, Class B, and Class C units, as applicable, of SpectaGuard in exchange for an identical number of Class A, Class B and Class C units, as applicable, of the Company. The Company has no independent assets or operations, other than its ownership of all of the membership units of SpectaGuard.

The Company provides premium contract security officer services to commercial organizations throughout the United States and toll collection services to the State of Florida Department of Transportation ("FDOT"). The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, which are (i) Effective Management Services, LLC, (ii) Allied Security, LLC, (iii) Allied Security, LP, (iv) Professional Security Bureau, LLC ("PSB"), which was acquired on December 19, 2003 (see Note 4), (v) Barton Protective Services LLC, which was acquired on August 2, 2004 (see Note 4), (vi) SpectaGuard Acquisition LLC, and (vii) AlliedBarton Security Services LLC. All significant intercompany transactions have been eliminated in consolidation.

The Company operates under the names of "Allied Security" and "Barton Protective Services" nationally, as well as under the commonly known name of "AlliedBarton", and also as "SpectaGuard" and "Professional Security Bureau" in the northeast region of the United States. The Company's wholly-owned international subsidiary is not significant to the Company's consolidated financial statements.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes balances on deposit with the Company's insurance carrier to pay workers' compensation claims.

Accounts Receivable

The Company's customers are located throughout the United States. The Company grants credit to its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts based on prior experience which management believes to be sufficient to cover potential credit losses and estimated billing adjustments. Such amounts are charged off against the allowance for doubtful accounts when the Company concludes that the balances will not be recoverable.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Property and Equipment

Property and equipment are recorded at cost. Leasehold improvements are amortized over the respective lives of the leases or the service lives of the improvements, whichever is shorter. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. The useful lives are as follows: leasehold improvements – up to 10 years; uniforms – 3 years; computer equipment – 3 to 5 years; office furniture, fixtures and equipment – 5 years.

Goodwill and Intangible Assets

Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Additionally, intangible assets, such as customer list, with finite lives continue to be amortized over their useful lives.

SFAS No. 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit's assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The determination of the fair value of our reporting unit is based, among other things, on estimates of future operating performance of the reporting unit being valued. We are required to complete an impairment test for goodwill and record any resulting impairment losses annually. Changes in market conditions, among other factors, may have an impact on these estimates. We completed our required annual impairment test in the fourth quarter of fiscal 2004 and determined that there was no impairment.

Customer lists are amortized over six years. We perform periodic analyses and adjust through accelerated amortization any impairment of customer lists.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. This standard requires the Company to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value.

Revenue Recognition

The Company recognizes revenue in the period in which services are provided. Advance payments represent amounts received from customers in advance of performing the related services.

Financial Instruments

The carrying value of short-term financial instruments, such as cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates their fair value based on the short-term maturities of these instruments.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses and the disclosure of certain contingent assets and liabilities. Actual results may differ from such estimates.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Reclassifications

Certain amounts in the prior-year consolidated financial statements have been reclassified to conform to their current-year presentation.

Statement of Cash Flows

The following noncash transactions have been excluded from the consolidated statement of cash flows for the year ended December 31, 2004, the period from February 19, 2003 through December 31, 2003, the period from January 1, 2003 through February 18, 2003, and the year ended December 31, 2002, respectively (in thousands):

	Year ended December 31, 2004	Period from February 19, 2003 through December 31, 2003	(Predecessor) Period from January 1, 2003 through February 18, 2003	(Predecessor) Year ended December 31, 2002
Reclass of Class A Units subject to put rights to Class A Units	$1,644	$—	$—	$—
Mafco goodwill adjustment	$(3,187)	$—	$—	$—
PSB goodwill adjustment	$(56)	$—	$—	$—
Accrued member distributions	$—	$—	$—	$2,127
Decrease in fair value of interest rate hedge on long-term debt	$—	$—	$352	$1,068
Issuance of warrants in connection with an Acquisition	$—	$—	$—	$414

Cash interest paid during the year ended December 31, 2004, for the period from February 19, 2003 through December 31, 2003, for the period from January 1, 2003 through February 18, 2003, and for the year ended December 31, 2002, was $17,241,000, $14,606,000, $1,089,000, and $10,772,000, respectively.

3.    Mafco Acquisition

On February 19, 2003, Mafco, through its wholly-owned subsidiary SpectaGuard Holding Corporation, acquired the Predecessor Company, which included the former SpectaGuard Acquisition LLC and its wholly owned subsidiaries, for approximately $263,588,000. This purchase was funded through borrowings of $151,156,000 and cash contributions of $116,915,000 recorded as follows: $112,983,000 from Mafco and its affiliates for Class A Units, $2,307,000 from OCM Specta Holdings Inc. ("OCM") for Class A Units, $1,538,000 from Blackstone SG Mezzanine Corp. ("Blackstone") for Class A units, and $87,000 from members of the Company's senior management for Class B and Class C units. (See Note 13.)

In connection with this transaction, a syndication of lending institutions underwrote $125,000,000 of Senior Secured Credit Facilities (the "Refinanced Senior Secured Credit Facilities"). The Refinanced Senior Secured Credit Facilities consisted of (i) a $20,000,000 5-year Revolving Credit Facility (the "Refinanced Revolver") and (ii) a $105,000,000 7-year Senior Term Loan Facility (the "Refinanced Senior Term Loan"). In addition, the Company issued at a discount Senior Subordinated Notes (the "Refinanced Senior Subordinated Notes") to affiliates of OCM and Blackstone with an aggregate face value of $50,000,000 for net proceeds of $46,156,000. (See Note 9.)

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

The purchase price has been allocated to the assets acquired and liabilities assumed based upon the fair value at the date of acquisition. The cost of the acquisition was approximately $263,588,000 and is allocated as follows (in thousands):

Current assets	$55,705
Property and equipment	9,913
Goodwill	192,459
Customer list	73,643
Other assets	144
Current liabilities	(57,041)
Other long-term liabilities	(11,235)
$263,588

4.    Acquisitions

On December 19, 2003, the Company acquired all of the outstanding common shares of PSB ("PSB Acquisition"). PSB provides high-quality contract security services to corporate customers primarily within the same northeast United States region as the Company. The purchase price has been allocated to the assets acquired and liabilities assumed based upon the fair value at the date of acquisition. The cost of the acquisition was subject to a working capital purchase price adjustment settled in 2004 for $100,000.

The cost of the acquisition was approximately $45,766,000 and is allocated as follows (in thousands):

Current assets, net of cash acquired of $485	$12,099
Property and equipment	533
Goodwill	31,744
Customer list	8,877
Covenant not-to-compete	1,700
Other assets	66
Current liabilities	(7,553)
Covenant not-to-compete liability	(1,700)
$45,766

This purchase was funded through borrowings of $40,500,000 (see Note 9) and cash contributions of $7,500,000 recorded as follows: $6,651,000 from Mafco and its affiliates, $173,000 from OCM, $107,000 Blackstone and $569,000 from members of the Company's senior management in each case in exchange for Class A units (see Note 13).

In connection with the acquisition of PSB, two former owner/executives entered into covenant-not-to-compete agreements with the Company. The terms of the agreements are five years from December 19, 2003. In consideration for these individuals entering into these agreements, the Company will pay $2,250,000 in the aggregate to these individuals over the term of the agreements. Payments under the covenant not-to-compete agreements are subordinated to the Company's New Credit Facility (as hereinafter defined) (see Note 9) and have been recorded at the discounted present value of the liability. Covenants not-to-compete are being amortized over the benefit period of five years and are included in the caption as other long-term liability on the accompanying consolidated balance sheets.

As a result of this transaction, the Company adopted a formal plan (the "PSB Plan") to terminate certain PSB employees and exit duplicative PSB office facilities. The PSB Plan includes

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

severance-related benefits for approximately 120 PSB employees. The PSB Plan also includes lease termination costs in order to exit 14 PSB office facilities. The Company recorded a total reserve of $1,276,000 related to the PSB Plan as a part of the purchase price allocation above. As of December 31, 2004, $750,000 of payments have been made related to the PSB Plan. As of December 31, 2004, the severance-related portion of the plan was complete.

In connection with the PSB Acquisition, $3,000,000 has been deposited by the Company into an escrow account pursuant to the Indemnity Escrow Agreement entered into on December 19, 2003 among the Company, then current shareholders of PSB and the escrow agent. The funds remain in the escrow account pending a resolution of outstanding claims, and any remaining balance not disbursed pursuant to the Escrow Agreement will thereafter be remitted to the former PSB shareholders.

On March 19, 2004, the Company acquired certain assets and liabilities of Security Systems, Inc. (the "SSI Acquisition"). Prior to the SSI Acquisition, SSI provided contract security officer services to various corporate customers and universities in the Boston Metropolitan area. The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based upon the fair value at the date of acquisition. The cost of the acquisition is subject to revenue related purchase price adjustments of which $719,000 has been settled as of December 31, 2004 and any remaining adjustment will be settled in 2005. The estimated cost of the acquisition was $10,574,000 and is allocated as follows (in thousands):

Current assets	$2,910
Property and equipment	120
Goodwill	5,090
Customer list	2,808
Current liabilities	(354)
$10,574

This purchase was funded through borrowings of $7,500,000 (see Note 9).

On August 2, 2004, the Company acquired Barton (the "Barton Acquisition"). Barton provides premium contract security officer services to commercial organizations throughout the United States and toll collection services to the FDOT. The purchase price has preliminarily been allocated to the assets acquired and liabilities assumed based upon the fair value at the date of acquisition. The estimated cost of the acquisition was approximately $181,033,000 and is allocated as follows (in thousands):

Current assets	$50,677
Property and equipment	7,335
Goodwill	118,472
Customer list	40,536
Other assets	246
Current liabilities	(36,233)
$181,033

This purchase was funded as part of the borrowings of $210,000,000 of New Senior Term Loans (as hereinafter defined) and $180,000,000 aggregate principal amount of Notes (as hereinafter defined) (see Note 9).

As a result of the Barton Acquisition, the Company adopted a formal plan (the "Barton Plan") to terminate certain Barton employees and exit duplicative Barton office facilities. The Barton Plan includes severance-related benefits for approximately 246 Barton employees. The Barton Plan also

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

includes lease termination costs in order to exit 21 Barton office facilities. The Company recorded a total reserve of approximately $6,135,000 related to the Barton Plan as part of the purchase price allocation above. As of December 31, 2004, approximately $429,000 of payments have been made related to the Barton Plan. The Company expects to complete the Barton Plan by August 2005.

In connection with the Barton Acquisition, $9,000,000 has been deposited by the Company into an escrow account pursuant to the Indemnity Escrow Agreement entered into on August 2, 2004 among the Company, then current shareholders of Barton and the escrow agent. The funds will remain in the escrow account until March 31, 2006 and any remaining balance not distributed pursuant to the Indemnity Escrow Agreement will thereafter be remitted to the former Barton shareholders.

The following table shows the activity for the accrued termination costs for the above acquisitions (in thousands):

	Balance as of December 31, 2003	Additions	Payments	Adjustments	Balance as of December 31, 2004
Lease	$551	$3,800	$(339)	$91	$4,103
Severance	725	2,335	(840)	(213)	2,007
Total	$1,276	$6,135	$(1,179)	$(122)	$6,110

Unaudited pro forma results of operations of the Company are as follows assuming the Barton, SSI, PSB and Mafco acquisitions occurred at the beginning of the periods presented (in thousands):

	Year Ended December 31, 2004	Period From February 19, 2003 through December 31, 2003	Period from January 1, 2003 through February 18, 2003	Year Ended December 31, 2002
Revenues	$1,098,634	$880,358	$134,936	$940,685
Operating income (loss)	$1,248	$16,550	$(23,384)	$(10,228)
Net income (loss)	$(36,660)	$(16,252)	$(33,612)	$(53,402)

5.    Property and Equipment

Property and equipment, consist of the following (in thousands):

	December 31, 2004	December 31, 2003
Leasehold improvements	$1,004	$781
Uniforms	23,544	11,575
Computer Equipment	5,212	2,976
Office furniture, fixtures, and equipment	2,046	1,178
	31,806	16,510
Less accumulated depreciation	(10,968)	(4,965)
Property and equipment, net	$20,838	$11,545

Depreciation expense for the year ended December 31, 2004, for the period from February 19, 2003 through December 31, 2003, for the period from January 1, 2003 through February 18, 2003, and for the year ended December 31, 2002, was $9,041,000, $4,965,000, $731,000, and $5,347,000, respectively.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

6.    Goodwill and Other Intangible Assets

Goodwill is deemed to have an indefinite life and is not amortized, but is subject to annual impairment tests. The Company completed its annual impairment assessment in the fourth quarter of fiscal 2004 using the undiscounted cash flow method and concluded that there is no impairment of goodwill.

The change in carrying amount of goodwill for the year ended December 31, 2004 is as follows (in thousands):

Balance as of December 31, 2003	$227,347
Adjustment to Mafco Acquisition goodwill	(3,187)
Adjustment to PSB Acquisition goodwill	44
SSI Acquisition	5,090
Barton Acquisition	118,472
Balance as of December 31, 2004	$347,766

Gross carrying amounts and accumulated amortization for intangible assets as of December 31, 2004 and December 31, 2003 are as follows (in thousands):

	Gross Carrying Amount		Accumulated Amortization
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Amortized intangible assets:
Customer lists	$125,865	$82,520	$(27,542)	$(10,622)
Covenants not-to-compete	1,700	1,700	(340)	—
Total	$127,565	$84,220	$(27,882)	$(10,622)

The value of the customer lists acquired is being amortized using the straight-line method over 6 years. Covenants not-to-compete are being amortized using the straight-line method over 5 years.

Amortization expense for the year ended December 31, 2004, for the period from February 19, 2003 through December 31, 2003, for the period from January 1, 2003 through February 18, 2003, and for the year ended December 31, 2002, was approximately $17,260,000, $10,622,000, $716,000, and $9,219,000, respectively.

Estimated annual aggregate amortization expense for each of the next five years is as follows (in thousands):

2005	$21,317
2006	$21,317
2007	$21,317
2008	$21,317
2009	$10,383

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

7.    Accounts Receivable

Accounts receivable consists of the following (in thousands):

	December 31, 2004	December 31, 2003
Billed receivables	$110,791	$51,036
Unbilled receivables	18,938	14,402
Accounts receivables, net	$129,729	$65,438

Unbilled receivables represent work performed for which the invoice has not been sent to the customer by the end of the respective period. Substantially all unbilled receivables are invoiced in the month following the month in which the service was performed.

8.    Deferred Financing Fees

Deferred financing fees are being amortized to interest expense using the effective interest method over the term of their respective financing agreements in relation to the Notes and the New Senior Term Loans, which mature between June 2010 and July 2011 (see Note 9).

Amortization of deferred financing fees for the year ended December 31, 2004, for the period from February 19, 2003 through December 31, 2003, and for the period from January 1, 2003 through February 18, 2003 and for the year ended December 31, 2002, was approximately $2,043,000, $1,233,000, $47,000, and $341,000, respectively.

The estimated annual aggregate amortization expense, which will be included as interest expense, for each of the next five fiscal years is as follows (in thousands):

2005	$2,300
2006	$2,244
2007	$2,138
2008	$2,017
2009	$1,907

9.    Debt

The Company's debt is summarized as follows (in thousands):

	December 31, 2004	December 31, 2003
New Senior Term Loan, variable rate interest (6.23% at December 31, 2004), due through June 30, 2010	$206,000	$—
Refinanced Senior Term Loan, variable rate interest (7.50% at December 31, 2003)	—	121,063
11.375% Senior Subordinated Notes, due July 15, 2011	177,966	—
15.00% Refinanced Senior Subordinated Notes, including 3.00% PIK (paid-in-kind) interest	—	46,796
16.25% Refinanced Senior Subordinated Notes, including 4.25% PIK (paid-in-kind) interest	—	10,500
2.99% fixed rate insurance premium financing, due through May, 2005	6,246	—
3.38% fixed rate insurance premium financing	—	3,303
	390,212	181,662
Less current maturities	(22,246)	(10,211)
	$367,966	$171,451

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

In connection with the February 19, 2003 formation of SpectaGuard, a $125,000,000 Refinanced Senior Secured Credit Facility was executed. The Refinanced Senior Secured Credit Facility consisted of (i) a $20,000,000 5-year Refinanced Revolver and (ii) a $105,000,000 7-year Refinanced Senior Term Loan. The Refinanced Senior Secured Credit Facility was amended on May 2, 2003 ("First Amended Refinanced Credit Facility") to reduce the Refinanced Senior Term Loan to $95,000,000. As a result of the First Amended Refinanced Credit Facility, an additional 67,778 Class A Units were issued for $10,000,000 to reduce the principal amount of the Refinanced Term Loan (see Note 13). The Refinanced Senior Term Loan bore interest on the outstanding principal balance at a rate equal to the three-month LIBOR (with a floor limit of 2.50%) plus a 5.00% margin.

The Refinanced Revolver included up to $20,000,000 of letter of credit availability. Amounts outstanding under the Refinanced Revolver would have been due on February 19, 2008. Interest was payable based on LIBOR or base rate plus the applicable margin of 5.00% or 4.00%, respectively.

The Company issued $50,000,000 face value Refinanced Senior Subordinated Notes at a $3,844,000 discount in connection with its February 19, 2003 formation. The terms of the Refinanced Senior Subordinated Notes included 12.00% annual cash interest and 3.00% PIK (paid-in-kind) interest. Interest was payable quarterly. At its election, the Company could have paid the PIK interest, or added it to the principal balance as new Refinanced Senior Subordinated Notes. The Refinanced Senior Subordinated Notes were due June 30, 2010. The debt discount was being amortized to interest expense over the term of the Refinanced Senior Subordinated Notes.

In connection with the PSB Acquisition on December 19, 2003, the First Amended Refinanced Credit Facility was amended and restated (the "Second Amended Refinanced Credit Facility"). The Second Amended Refinanced Credit Facility provided for an add-on Refinanced Senior Term Loan in the amount of $30,000,000 and an additional $10,000,000 in Refinanced Revolver availability resulting in total availability under the Refinanced Revolver of up to $30,000,000. Other terms of the Second Amended Refinanced Credit Facility were substantially identical to the First Amended Refinanced Credit Facility.

Also as a result of the PSB Acquisition, the Company issued an additional $10,500,000 in Refinanced Senior Subordinated Notes. The terms included 12.00% annual cash interest and 4.25% PIK interest payable quarterly. At its election, the Company could have paid the PIK interest, or added it to the principal balance as new Refinanced Senior Subordinated Notes. The Refinanced Senior Subordinated Notes were due June 30, 2010.

On March 19, 2004, in connection with the SSI Acquisition, the Company issued a $7,500,000 add-on term loan which was permitted as a delayed draw in the Second Amended Refinanced Credit Facility.

Simultaneous with the closing of the Barton Acquisition on August 2, 2004, the Company entered into a new senior secured credit facility (the "New Credit Facility") with Bear Stearns Corporate Lending Inc., as Administrative Agent, and a syndicate of lenders arranged by Bear, Stearns & Co. Inc. The New Credit Facility provides for (i) a $210,000,000 six-year term loan facility (the "New Senior Term Loan") and (ii) a $50,000,000 five-year revolving loan (the "New Revolver") with certain sub-limits for letters of credit and swingline loans. In addition, the Company issued $180,000,000 in aggregate principal amount of senior subordinated notes (the "Notes"), at a discount of $2,118,600 and bearing interest of 11.375%, which mature on July 15, 2011. The Company used initial borrowings under the New Credit Facility, together with the net proceeds from the Notes, to finance the purchase price for Barton, to repay amounts outstanding under the Refinanced Credit Facility (as amended), to redeem the then outstanding Refinanced Senior Subordinated Notes and to pay related fees, expenses and redemption premiums. As of August 2, 2004 and prior to giving effect to the Transactions, the Company had $125,000,000 in term loans outstanding under the Refinanced Credit Facility (as amended), which term loans provided for interest at a rate of 7.50% per annum at such date. The

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Refinanced Senior Subordinated Notes comprised $50,000,000 aggregate face value of senior subordinated notes due June 30, 2010 which provided for cash interest at 12.00% per annum and paid-in-kind interest at 3.00% per annum, each payable quarterly, and $10,500,000 aggregate face value of senior subordinated notes due June 30, 2010 which provided for cash interest at 12.00% per annum and paid-in-kind interest at 4.25% per annum, each payable quarterly. The Company had $61,900,000 principal outstanding, including paid-in-kind interest, of Refinanced Senior Subordinated Notes as of August 2, 2004 prior to redemption of the Refinanced Senior Subordinated Notes.

For the New Senior Term Loan, each eurodollar rate loan bears interest at a rate per annum equal to the eurodollar rate for such day plus 4.25%. Each base rate loan bears interest at a rate per annum equal to the base rate plus 3.25%. As of December 31, 2004, the principal amount outstanding was $206,000,000 bearing an interest rate of 6.23%.

The New Revolver includes a sublimit of up to $40,000,000 of letter of credit availability. The New Revolver availability is reduced by outstanding letters of credit, which totaled $26,387,670 as of December 31, 2004. For the New Revolver, each eurodollar rate loan bears interest at a rate per annum equal to the eurodollar rate for such day plus 4.50%. Each base rate loan bears interest at a rate per annum equal to the base rate plus 3.50%. Amounts outstanding on the New Revolver are due on August 2, 2009. As of December 31, 004, the interest rate was 4.50% and the outstanding New Revolver balance, excluding the outstanding letters of credit, was zero.

The Company's assets were pledged as collateral for the Refinanced Credit Facility. The Company's assets are pledged as collateral for the New Credit Facility.

The New Credit Facility and the Notes are guaranteed by each of the Company's current and future domestic subsidiaries. These guarantees are joint and several obligations of the domestic subsidiaries. The Company has a non-guarantor subsidiary located in the United Kingdom, which generates less than one percent of the consolidated revenues and holds less than one percent of the consolidated assets as of December 31, 2004. The parent company, Allied Security Holdings LLC, has no independent assets or operations.

Based on the borrowing rates currently available for loans with similar terms and maturities, the fair value of the long-term debt approximated its carrying value at December 31, 2004.

The New Credit Facility and the Notes contain various financial and other covenants. The Company was in compliance with all such financial covenants at December 31, 2004.

In the ordinary course of business, the Company enters into short-term financing agreements in order to fund its business insurance policy premiums. On August 4, 2003, the Company entered into such a financing agreement with Cananwill, Inc. for a total amount of $5,863,000. Payments were due in equal monthly installments through May 1, 2004 and bore an annual interest rate of 3.38%. As of December 31, 2004, all obligations of the Company under this financing agreement had been satisfied. On August 13, 2004, the Company entered into a new financing agreement with Cananwill, Inc. for a total amount of $11,242,000. Payments are due in equal monthly installments through May 1, 2005 and bear an annual interest rate of 2.99%. As of December 31, 2004, the remaining balance of this financing agreement including accrued interest was $6,246,000.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Debt maturities for the succeeding five fiscal years are as follows (in thousands):

2005	$22,246
2006	25,000
2007	30,000
2008	30,000
2009	30,000
Thereafter	252,966
Total	$390,212

10.    Contingent Liabilities

In the normal course of operations, various legal claims are filed against the Company. The Company has provided for certain of these claims based upon insurance coverages, management's judgment, and the advice of counsel. In the opinion of management, the ultimate outcome of these actions is not expected to have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

11.    Comprehensive Income (Loss)

Comprehensive income (loss) is defined as net income (loss) and other changes in members' equity (deficit) from transactions and other events from sources other than members. A reconciliation of net income (loss) to other comprehensive income (loss) is as follows (in thousands):

	Year ended December 31, 2004	Period from February 19 through December 31, 2003	(Predecessor) Period from January 1 through February 18 2003	(Predecessor) Year ended December 31, 2002
Net income (loss)	$(23,390)	$2,034	$(9,775)	$5,373
Change in fair value of interest rate swap contracts	—	—	(352)	(1,068)
Realization of loss on hedge instruments	—	—	5,064	—
Foreign currency translation adjustments	37	—	—	—
Comprehensive income (loss)	$(23,353)	$2,034	$(5,063)	$4,305

12.    Income Taxes

The members of the Company have elected to be treated as a partnership for both federal and state income tax purposes. In accordance with applicable regulations, taxable income or loss of the Company is required to be reported in the income tax returns of the Company's members in accordance with the Company's Operating Agreement, dated as of August 2, 2004 (the "Operating Agreement"). The Operating Agreement enables the Company to make distributions to each member to satisfy their respective tax liability arising in connection with their respective ownership interest in the Company. Accordingly, no provision for income taxes has been made in the Company's consolidated financial statements. These distributions were $2.3 million in 2003 and $0 for 2004. Due principally to differences in depreciation and amortization, taxable income may vary substantially from income reported for financial statement purposes.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Under the Predecessor Company, Effective Holdings Inc. and its subsidiaries and AS Acquisition Inc. and its subsidiaries, all of which corporations were converted to limited liability companies, were taxed under Subchapter C of the Internal Revenue Code. The effective tax rate for the Predecessor Company differed from the federal statutory rate due primarily to state taxes, nondeductible items, and operating results not taxed at the corporate level.

13.    Units Subject to Put Rights and Members' Equity

The capital structure of the Company consists of three classes of interests which are designated as Class A Units, Class B Units, and Class C Units (collectively, "Units"). The Company is authorized to issue up to 10,000,000 Units. The Units do not have any voting or consent rights. Class A and Class B Units represent vested ownership interests in the Company. Class C Units generally vest 50% based on passage of time ("Time Based") and 50% based on achievement of defined performance targets ("Performance-Based") over periods ranging from three to five years.

Pursuant to the Operating Agreement, cash distributions may be made to the members in the following order and priority: (i) among the Units in proportion to, and to the extent of, initial contributed capital attributable to the Units (excluding any capital attributable to unvested Class C Units) until all initial contributed capital has been returned, and (ii) any remaining balance, to the members in proportion to their ownership percentage.

Upon formation of the Company on February 19, 2003, initial capital contributed was approximately $116,915,000. This consisted of $112,983,000 (739,733 Class A Units) from Mafco and its affiliates, $2,307,000 (19,584 Class A Units subject to put rights) from OCM, $1,538,000 (13,056 Class A Units subject to put rights) from Blackstone, and $50,000 (77,627 Class B Units) from members of the Company's senior management. The Class A Units subject to put rights for both OCM and Blackstone are classified as a liability, outside of Members' Equity. Members of senior management also contributed $37,000 for 110,000 unvested Class C Units.

On May 2, 2003, an additional 67,778 Class A Units were issued for $10,000,000 to reduce the principal amount outstanding under the Refinanced Senior Term Loan (see Note 9). Of these units, 1,562 units were subject to put rights and had a fair value of $230,000.

On December 19, 2003, 50,834 Class A Units were issued for $7,500,000 related to the PSB Acquisition (see Note 4). Of these units, 1,894 units were subject to put rights and had a fair value of $279,000.

As of December 31, 2003, an additional 7,500 unvested Class C Units were issued to an executive for approximately $2,000.

On December 31, 2003, 13,083 Time-Based Class C Units and 13,083 Performance-Based Class C Units vested.

On June 1, 2004, an additional 7,500 unvested Class C Units were issued to an executive for approximately $5,000, 3,750 of which were subsequently repurchased from the employee as of December 31, 2004.

On August 2, 2004, an additional 7,500 Class C Units were issued, of which 750 units were immediately vested, to an executive for approximately $5,000.

On August 2, 2004, a direct subsidiary of Mafco acquired all of the shares of Blackstone. As a result, the put rights associated with the 13,779 Class A Units were canceled. The Class A Units formerly held by Blackstone are now held by Mafco's indirect subsidiary, SpectaGuard Holding Two Corporation.

On October 5, 2004, 2,250 unvested Performance-Based Class C Units were forfeited and 2,250 Time-Based Class C Units vested due to an employment termination.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

On December 31, 2004, 3,750 unvested Performance-Based Class C Units were forfeited due to an employment termination.

On December 31, 2004, 13,083 Time-Based Class C Units and 13,383 Performance-Based Class C Units vested.

The Operating Agreement includes put rights issued to OCM that give OCM the option to cause the Company to purchase all of the Class A Units subject to put rights held by them at specified periods of time, the earliest of which is 2007, at an estimated fair value at the time the put right is exercised. As of December 31, 2004, no fair value adjustments to the Class A redemption amounts were required.

Pursuant to the Operating Agreement, a member of senior management has the right to cause the Company to purchase all, but not less than all, of his outstanding Class B Units during a 90 day period beginning on February 19, 2006 in accordance with a specified calculation as defined in the Operating Agreement. The fair value of the Class B Units subject to put rights was $0 for units issued during 2003. As of December 31, 2004, no adjustments to the Class B redemption amounts were required. There were no Class B Units issued in 2004.

14.    Related Party Transactions

In connection with the Mafco acquisition, senior management of the Company canceled their vested options in the Predecessor Company. The Company's majority member, SpectaGuard Holding Corporation, is obligated to return to members of senior management the amount of deferred payment totaling $15,730,000 including estimated taxes, in periods ranging from three to five years. This amount has been recorded at its present value and is included on the accompanying consolidated balance sheets in due to affiliates. The Company is obligated to reimburse SpectaGuard Holding Corporation for all costs and expenses incurred in connection with its performance under the Amended and Restated Management Agreement between SpectaGuard and SpectaGuard Holding Corporation dated as of August 2, 2004 including amounts of such deferred payments to senior management.

Gryphon charged the Predecessor Company an administrative fee for management services that Gryphon performed on behalf of the Predecessor Company. The total expense incurred by the Predecessor Company related to this fee for the period from January 1, 2003 through February 18, 2003 was approximately $96,000 which has been included in branch and corporate overhead expenses on the consolidated statements of operations.

The Predecessor Company reimbursed Gryphon for certain costs that Gryphon incurred in connection with its services to the Predecessor Company. The amount reimbursed for the period from January 1, 2003 through February 18, 2003 was $92,000.

The Predecessor Company had a note receivable from an executive and stockholder in the amount of approximately $268,000 plus interest payable of 10%. The loan was settled and subsequently paid on February 19, 2003 in conjunction with the sale of the Predecessor Company. (See Note 4.)

During fiscal 2004 and fiscal 2003, we provided contract security officer services to Revlon and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from Revlon for such services of $0.40 million and $0.02 million, respectively.

During fiscal 2004 and fiscal 2003, we provided contract security officer services to Panavision Inc. and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from Panavision Inc. for such services of $0.14 million and $0.05 million, respectively.

During fiscal 2004 and fiscal 2003, we provided contract security officer services to M & F Worldwide and its subsidiaries. For fiscal 2004 and fiscal 2003, we received aggregate payments from M & F Worldwide for such services of $0.27 million and less than $0.01 million, respectively.

Allied Security Holdings LLC
Notes to Consolidated Financial Statements (Continued)
December 31, 2004

Mafco is the controlling stockholder of each of Revlon and Panavision Inc. and as of December 31, 2004, beneficially owned approximately 37.9% of the outstanding common stock of M & F Worldwide. The rates charged for these services were competitive with industry rates for similarly situated security firms.

15.    Leases

The Company has commitments under operating leases for certain equipment and facilities used in its operations. Total rental expense for the year ended December 31, 2004, the period from February 19, 2003 through December 31, 2003, and for the period from January 1, 2003 through February 18, 2003, and for the year ended December 31, 2002, was approximately $6,399,000, $3,833,000, $561,000, and $3,928,000, respectively. Future minimum rental payments required under those operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows (in thousands):

2005	$7,830
2006	6,139
2007	4,132
2008	2,086
2009	1,236
Thereafter	1,060
Total	$22,483

ALLIED SECURITY HOLDINGS LLC

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
	(In Thousands)
Year ended December 31, 2002:
Allowance for doubtful accounts	$1,908	111	(313)	$1,706
Period from January 1, 2003 to February 18, 2003:
Allowance for doubtful accounts	$1,706	160	(6)	$1,860
Period from February 19, 2003 to December 31, 2003:
Allowance for doubtful accounts (a)	$—	1,502	(219)	$1,283
Year ended December 31, 2004:
Allowance for doubtful accounts	$1,283	648	(538)	$1,393

(a)	Beginning balance is $0 as a result of a change in ownership related to the Mafco acquisition as discussed in Note 1 to the Consolidated Financial Statements.